   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 1999


                                                      REGISTRATION NO. 333-77551
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             OREGON BAKING COMPANY
                              (dba MARSEE BAKING)
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

              OREGON                              5812                            93-1091480
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

               2287 NW PETTYGROVE STREET, PORTLAND, OREGON 97210
                                 (503) 295-4000
       (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE
                    OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                              RAYMOND W. LINDSTROM
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 MARSEE BAKING
                   2287 NW PETTYGROVE, PORTLAND, OREGON 97210
                                 (503) 295-4000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

              THOMAS P. PALMER, ESQ.                               BERT L. GUSRAE, ESQ.
            BRENDAN R. MCDONNELL, ESQ.                             DAVID A. CARTER, P.A.
                  TONKON TORP LLP                                  SUITE 210, WEST TOWER
          888 SW FIFTH AVENUE, SUITE 1600                            2300 GLADES ROAD
              PORTLAND, OREGON 97204                             BOCA RATON, FLORIDA 33431
                  (503) 221-1440                                      (561) 750-6999
                FAX (503) 274-8779                                  FAX (561) 367-0960

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable following the date on which this Registration Statement becomes effective.

- If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

- If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  -----------------

- If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  -----------------

- If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  -----------------

- If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE     OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
             TO BE REGISTERED               REGISTERED(1)   PER SECURITY(2)         PRICE(2)        REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock(3)...........................    2,012,500         $5.00            $10,062,500.00        $2,797.38
--------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants ("Purchase
Warrant")(4)..............................    2,012,500          0.125               251,562.50            69.93
--------------------------------------------------------------------------------------------------------------------
Common Stock underlying Purchase
Warrant...................................    2,012,500          5.50             11,068,750.00         3,077.11
--------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants to be
issued to the common stock underwriter
("Common Stock Underwriter Warrants").....      175,000          0.001                   175.00             0.05
--------------------------------------------------------------------------------------------------------------------
Common stock underlying Common Stock
Underwriter Warrants......................      175,000          8.25              1,443,750.00           401.36
--------------------------------------------------------------------------------------------------------------------
Warrant Purchase Warrants to be issued to
the warrants underwriter ("Warrants
Underwriter Warrants")....................      175,000          0.001                   175.00             0.05
--------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants underlying
Warrants Underwriter Warrants.............      175,000          0.20625              36,093.75            10.03
--------------------------------------------------------------------------------------------------------------------
Common Stock underlying Common Stock
Purchase Warrants underlying Warrants
Underwriter Warrants......................      175,000          9.075             1,588,125.00           441.50
--------------------------------------------------------------------------------------------------------------------
Total.....................................                                       $24,451,130.00        $6,797.41
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of common stock as may become issuable by reason of stock splits, stock dividends and other adjustments pursuant to anti-dilution provisions of the warrants registered hereby.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3) Includes 262,500 shares that the underwriter has the option to purchase to cover over-allotments, if any.

(4) Includes 262,500 purchase warrants that the underwriter has the option to purchase to cover over-allotment, if any.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.


                PRELIMINARY PROSPECTUS, DATED SEPTEMBER 7, 1999


                             SUBJECT TO COMPLETION

INITIAL PUBLIC OFFERING
PROSPECTUS


                             OREGON BAKING COMPANY


                               DOING BUSINESS AS


                               MARSEE BAKING LOGO

                        1,750,000 SHARES OF COMMON STOCK
                                $5.00 PER SHARE

              1,750,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                               $0.125 PER WARRANT

                           -------------------------

                                                          UNDERWRITING
                                       INITIAL PUBLIC       DISCOUNT          PROCEEDS TO MARSEE
                                       OFFERING PRICE    AND COMMISSIONS    BAKING BEFORE EXPENSES
                                       --------------    ---------------    ----------------------
Per Share............................    $     5.00         $   0.50              $7,875,000
Per Purchase Warrant.................    $    0.125         $ 0.0125              $  196,875
          Total......................    $8,968,750         $896,875              $8,071,875

                           -------------------------

     The underwriter is offering the common stock and purchase warrants on a firm commitment basis. We have granted the underwriter a 45-day option to purchase up to an additional 262,500 shares of common stock and up to an additional 262,500 purchase warrants to cover over-allotments.

                           -------------------------

         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          Barron Chase Securities Logo
             The date of this prospectus is                , 1999.

                             [PHOTOS AND CAPTIONS]

[INSIDE FRONT COVER

     The company's logo will appear on the top left of the page with a caption that will read as follows: "Marsee Baking offers over 100 different varieties of premium quality, artisan-crafted bakery products made fresh daily in central bakeries."

     Below the logo, there will appear six pictures in two rows, three in each row. Beginning from the top row and moving left to right, the first picture will be of an interior of a bakery-cafe showing some of Marsee Baking's design elements, such as the hammered tin ceilings, slate floors, marble bars, mahogany trimmed, custom cabinets and glass display cases. The next picture will show a display case with three rows of Marsee Baking's specialty cakes. The third picture will be a shot of the dining area of the interior of a bakery-cafe. In the next row, the three pictures will illustrate the company's production and distribution process. The first picture will show pastries being prepared by hand in the central production facility, the next picture will show baking trays stacked in a cart ready for the oven, and the last picture will show the company's delivery trucks. Below these pictures will be text stating the following: "Our customers dine on an affordable indulgence in a unique neighborhood bakery-cafe setting."

     Across the right side of the page, there will be displayed a map of the Pacific Northwest with two spoke-like symbols in and around the greater Seattle and Portland metropolitan areas to indicate the markets in which the company currently operates. A picture of various breads, bagels, pastries and other baked-goods offered by Marsee Baking will be displayed across the bottom of the page.

INSIDE BACK COVER

     The inside back cover of the prospectus will have four pictures, appearing in two rows. The top left picture will contain a basket of bagels surrounded by coffee products and plates with prepared bagels. The top right picture will contain a variety of cookies, and fruit and cream covered cakes. The bottom left picture will depict various pastries and the bottom right will display a sample of Marsee's lunch offerings -- soup, salad, sandwiches and focaccia pizza.

     Below the pictures will be a caption with the following text: "Our key product categories include bakery goods made fresh daily using only the freshest natural ingredients, made-to-order sandwiches, soups and cafe beverages."]

                             OREGON BAKING COMPANY

                        DOING BUSINESS AS MARSEE BAKING

                            ------------------------

                               TABLE OF CONTENTS


Prospectus Summary..........................................    5
Risk Factors................................................    7
Use of Proceeds.............................................   11
Dividend Policy.............................................   11
Capitalization..............................................   12
Dilution....................................................   13
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   14
Business....................................................   22
Management..................................................   31
Certain Transactions........................................   37
Principal Shareholders......................................   38
Description of Securities...................................   38
Shares Eligible for Future Sale.............................   44
Underwriting................................................   46
Legal Matters...............................................   48
Experts.....................................................   48
Where You Can Find More Information.........................   49
Index to Financial Statements...............................  F-1


                            ------------------------


ATTENTION CALIFORNIA RESIDENTS



     Offers and sales of our common stock and purchase warrants made to California residents pursuant to this prospectus are restricted to individuals who meet suitability standards of not less than $250,000 of liquid net worth (net worth exclusive of home, home furnishings and automobiles) plus $65,000 annual gross income, or $500,000 of liquid net worth (net worth exclusive of home, home furnishings and automobiles).


                            ------------------------


ATTENTION OREGON RESIDENTS



     We may be required to issue up to 1,729,513 additional shares of common stock as a result of the possible future exercise of currently outstanding stock options and warrants, excluding the purchase warrants sold in this offering. These options and warrants are in addition to the underwriter's warrants to purchase up to 175,000 shares of common stock and up to 175,000 purchase warrants. These options may have certain dilutive effects because the holders of the options will have the opportunity to profit from a rise in the market price of the underlying securities with a resulting dilution in the interests of our other shareholders and future investors. See "Dilution."

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

     The following summary may not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus. Upon the completion of this offering, the only class of our capital stock outstanding will be our common stock. Except where otherwise indicated, all information in this prospectus assumes (1) the automatic conversion of Series A, B, C and D Preferred Stock into common stock upon the closing of this offering, and (2) the underwriter's over-allotment options will not be exercised.

                                  THE COMPANY

     Marsee Baking owns and operates 18 bakery-cafes in the Pacific Northwest that offer more than 100 artisan bakery products, as well as made-to-order sandwiches, soups and salads, in a friendly, neighborhood atmosphere. Each bakery-cafe operates as a premium bakery, providing a relaxing cafe experience that addresses the morning, lunch and late-afternoon day-parts. For 1998, the six bakery-cafes operating in the company's format for more than a year had average revenues of approximately $790,000 per store. Marsee Baking also distributes its products and builds brand awareness through its wholesale operations, providing specialty retailers and other institutions with a complete line of Marsee Baking products.

                                  THE OFFERING

Common stock offered..........   1,750,000 shares of common stock

Warrants offered..............   1,750,000 purchase warrants


Common stock to be outstanding
after this offering...........   5,369,968 shares


Warrants to be outstanding
after this offering...........   2,147,668 warrants

Use of proceeds...............   Retirement of bridge financing, new store
                                 expansion, reduction of trade payables, payment of accrued dividends, and working capital and general corporate purposes.

Proposed Nasdaq SmallCap
Symbols:

  Common stock................   MSEE

  Purchase warrants...........   MSEEW

Proposed Boston Stock Exchange
  Symbols:

  Common stock................   [MRB]

  Purchase warrants...........   [MRBW]

                         SUMMARY FINANCIAL INFORMATION

     The summary historical financial information as of and for the years ended December 31, 1997 and 1998 are derived from our financial statements.


                                                                                   SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,           JUNE 30,
                                                 -------------------------------   -----------------
                                                    1996        1997      1998      1998      1999
                                                 -----------   -------   -------   -------   -------
                                                 (UNAUDITED)                          (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
     Bakery-cafes..............................    $3,662      $ 4,140   $ 9,761   $ 4,512   $ 4,720
     Wholesale.................................       399          808     2,895     1,447     1,072
                                                   ------      -------   -------   -------   -------
          Total revenues.......................     4,061        4,948    12,656     5,959     5,792
Cost of goods sold.............................     2,112        2,887     7,579     3,527     3,251
Store operating expenses.......................     1,248        1,621     5,281     2,526     2,517
Wholesale operating expenses...................       164          328       599       272       126
Depreciation and amortization..................        84          213       817       283       630
General and administrative expenses............       563          965     1,959       988       790
Store closure expense..........................        --           --       253        --        --
                                                   ------      -------   -------   -------   -------
Loss from operations...........................      (110)      (1,066)   (3,832)   (1,637)   (1,522)
Interest expense...............................      (118)        (129)     (472)      134       668
                                                   ------      -------   -------   -------   -------
Net loss.......................................      (228)      (1,195)   (4,304)   (1,771)   (2,190)
Cumulative dividends on preferred stock series
  D and A......................................       (32)         (32)     (100)       50        50
                                                   ------      -------   -------   -------   -------
Net loss attributed to common shares...........    $ (260)     $(1,227)  $(4,404)  $(1,821)  $(2,240)
                                                   ======      =======   =======   =======   =======
Net loss per common share -- basic and
  diluted......................................    $(0.30)     $ (1.41)  $ (5.07)  $ (2.10)  $ (1.73)
Shares used in computing net loss per common
  share -- basic and diluted...................       868          869       869       869     1,298



                                                      DECEMBER 31,
                                             -------------------------------    JUNE 30,       JUNE 30,
                                                1996        1997      1998        1999           1999
                                             -----------   -------   -------   -----------   -------------
                                             (UNAUDITED)                       (UNAUDITED)   (AS ADJUSTED)
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash (including restricted cash)...........    $  687      $    91   $   129     $   129        $ 7,129
Working capital (deficit)..................       (27)      (1,487)   (4,148)     (6,181)           819
          Total assets.....................     2,059        3,007     8,674       8,280         15,280
Long-term obligations......................       388        1,423     2,921       2,312          2,094
          Total shareholders' equity
            (deficit)......................       900         (158)      820      (1,027)         6,092

                                  RISK FACTORS

     An investment in our common stock and purchase warrants involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements made in this prospectus.

     If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the value of your investment may decline and you may lose all or part of your investment.

RISKS RELATED TO THE COMPANY


WE HAVE A LIMITED
OPERATING HISTORY UPON
WHICH YOU MAY EVALUATE
US                         We began operations in 1993. As a result, your
                      evaluation of us and our prospects will be based on a limited operating history. In addition, we have recently recruited a new Chief Executive Officer and a new Chief Financial Officer, and our operating model and business strategy are being revised. Consequently, our historical results of operations may not give you an accurate indication of our future results of operations or prospects.



WE HAVE AN ACCUMULATED
DEFICIT, AND ANTICIPATE
FUTURE LOSSES              We have incurred substantial losses since inception,
                      and we anticipate that we will continue to incur substantial losses. As of June 30, 1999, we had an accumulated deficit of approximately $8.7 million. We have experienced significant losses in connection with our expansion into the greater Seattle market and with the opening of in-fill stores in the greater Portland market. We expect our losses to continue until we can reduce expenses and can operate the Seattle commissary at capacity.


WE MAY CEASE DOING
BUSINESS WITHOUT THE
PROCEEDS OF THE
OFFERING                   Our audited financial statements have been prepared
                      assuming that we will continue as a going concern. We have suffered recurring losses from operations that raise substantial doubt about our ability to continue as a going concern. Without the proceeds of the offering, we may not be able to continue to operate our business.


WE DO NOT GENERATE
ENOUGH CASH FROM
OPERATIONS TO FUND OUR
GROWTH PLAN OR OUR
CONTINUED OPERATIONS       At our current level of development, we do not
                      generate net cash from operations. For the years ended December 31, 1997 and 1998, we incurred net losses of $1.2 million and $4.3 million, respectively. We incurred a net loss of $2.2 million for the six months ended June 30, 1999. To fund our operations, we require either additional financing or a substantial increase in the number of bakery-cafes to generate additional operating revenue. We have developed a specific liquidity plan to meet the ongoing liquidity needs of our operations. There can be no assurance, however, that our liquidity goals will be reached in the immediate future, if ever.


WE HAVE SIGNIFICANT
FUTURE CAPITAL NEEDS
WHICH ARE SUBJECT TO
THE
UNCERTAINTY OF
ADDITIONAL
FINANCING                  We may need to raise significant additional funds
                      beginning in 2000 to expand our concept. According to our current expansion plan, we expect to open at least five new stores in the greater Portland and Seattle metropolitan markets by the end of 1999. To fund this expansion, we will need to raise approximately $500,000 in the form of capitalized leases and other landlord-related debt financing, or approximately 25% of the total acquisition cost for each new store opening. The historical cost of opening a new bakery-cafe, net of landlord contributions, has averaged approximately $350,000 to $375,000, with additional average pre-opening costs per bakery-cafe of approximately $25,000. If adequate funds are not available, on acceptable terms or at all, we may be unable to complete our expansion program, which would have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, your percentage ownership in the company's equity will be reduced, you may experience additional dilution in net book value per share, and the equity securities may have rights, preferences or privileges senior to those of yours.


THE HIGH GEOGRAPHIC
CONCENTRATION OF OUR
STORES EXPOSES US TO
GREATER RISK THAN IF WE
WERE NOT SO
CONCENTRATED               We presently operate 18 retail bakery-cafes, two
                      central production facilities and a wholesale division, all serving the greater Portland and Seattle metropolitan areas. Because of our small existing retail base, many events, including a decline in the profitability of even one or two stores, the opening of an unsuccessful new store or delays in the planned opening of new stores, could materially and adversely affect the profitability of the entire company. Moreover, the concentration of our retail bakery-cafes in limited geographic markets exposes the company to a greater risk from certain events or conditions, such as a regional economic downturn, than would be the case if our stores were not geographically concentrated.


WE RELY ON OPENING NEW
STORES FOR GROWTH WHICH
SUBJECTS US TO RISKS       Our continued growth depends on our ability to open,
                      acquire or convert new retail bakery-cafes, to operate these stores profitably, and to increase same-store sales. This growth is likely to place a significant strain on our resources and systems.

OUR INABILITY TO MANAGE
GROWTH COULD HURT OUR
BUSINESS                   To manage our growth, we must implement systems, and
                      train and manage our employees. We may not be able to implement these action items in a timely manner or at all. Our inability to manage growth effectively could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will achieve our planned expansion goals, convert acquired stores to the Marsee Baking format, manage our growth effectively, or operate our existing and new stores profitably.

NEW STORES MAY COMPETE
WITH OUR EXISTING
STORES                     The opening of additional stores in current markets
                      could have the effect of competing with certain of our existing stores. The effect of opening new in-fill stores may be to divert sales from existing stores, resulting in a decrease in same-store sales for the previously existing units.


WE MAY EXPERIENCE PRICE
VOLATILITY IN RAW
INGREDIENTS, WHICH MAY
RESULT IN DECREASED
PROFIT
MARGINS                    We rely on food wholesalers for the bulk of our raw
                      ingredients. Our primary raw ingredients include commodity items such as butter, flour, sugar and chocolate. The prices of these commodities are subject to volatility. Further, some raw ingredients such as chocolate are imported, and are subject to potential exchange rate and supply volatility. We do not engage in hedging activities and, with the exception of certain volume purchase discounts, cannot control the price of our raw materials. We may experience decreased profit margins if we are unable to pass any increased cost of new ingredients on to our customers.

RISKS RELATED TO THE OFFERING


THE OFFERING PRICES ARE
ARBITRARY                  The offering prices of the common stock and purchase
                      warrants were arbitrarily determined and may not bear a direct relationship to Marsee Baking's assets, earnings, book value, results of operation or any other objective standard. The securities may be underpriced or overpriced.


WE MUST COMPLY WITH
THE FEDERAL
REGISTRATION
AND STATE BLUE SKY
REQUIREMENTS TO PERMIT
EXERCISE OF YOUR
PURCHASE WARRANTS          We will be able to issue the shares of common stock
                      upon the exercise of the purchase warrants only if there is a current prospectus relating to the common stock under an effective registration statement filed with the Securities and Exchange Commission. In addition, the common stock must be qualified for sale or exempt under applicable state securities laws of the jurisdictions in which the various holders of purchase warrants reside.


NON-REGISTRATION IN
YOUR
STATE OF THE COMMON
STOCK UNDERLYING THE
PURCHASE WARRANTS AT
THE
TIME OF EXERCISE MAY
PREVENT YOU FROM
EXERCISING YOUR
PURCHASE
WARRANTS                   There can be no assurance that we will be successful
                      in maintaining a current registration statement. The company intends to qualify the sale of the purchase warrants in a limited number of states, although certain exemptions under certain state securities laws may permit the purchase warrants to be transferred to purchasers in states other than those in which the purchase warrants were initially qualified. We can make no assurances that we will be able to qualify our securities in any state. If we have not qualified the issuance of the common stock in the states in which the ultimate purchasers of the purchase warrants reside and no exemption from the qualification is available, the purchase warrants of those purchasers will expire and have no value if the purchase warrants cannot be exercised or sold. Accordingly, the market for the purchase warrants may be limited because of the company's inability to fulfill these requirements.



A MARKET FOR THE
SECURITIES DID NOT
EXIST
BEFORE AND MAY NOT
EXIST
IN THE FUTURE, IN WHICH
CASE, IT MAY BE
DIFFICULT
FOR YOU TO SELL YOUR
SECURITIES                 Before this offering, there has been no public market
                      for our common stock or purchase warrants. We cannot predict the extent to which investor interest in Marsee Baking will lead to the development of a trading market or how liquid that trading market might become. If a trading market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock or purchase warrants at a price that is attractive to you.



LOW-PRICED STOCKS WILL
IMPOSE ADDITIONAL
"PENNY STOCK" TRADING
REQUIREMENTS WHICH MAY
HURT YOUR ABILITY TO
SELL
YOUR SECURITIES            If our common stock or purchase warrants are delisted
                      from Nasdaq, and no other exclusion from the definition of a "penny stock" under applicable SEC regulations were available, such securities would be subject to the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Consequently, delisting from Nasdaq could affect the ability of broker-dealers to sell our securities and your ability to sell your securities in the secondary market.

     We are an Oregon corporation. Our principal executive offices are located at 2287 NW Pettygrove Street, Portland, Oregon, 97210, and our telephone number is (503) 295-4000. In this prospectus, the "company," "Marsee Baking," "we," "us" and "our" refer to Oregon Baking Company, doing business as Marsee Baking (but not to the underwriter listed in this prospectus), including the businesses acquired by us, unless the context otherwise requires. In addition, "common stock" refers to our common stock with no par value; "purchase warrants" refers to the redeemable common stock purchase warrants sold in this offering. The underwriter for this offering is Barron Chase Securities, Inc.



     You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" and "continue" and similar expressions to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus. We do not intend to update or revise any forward-looking statements.



     Marsee Baking(R) and BagelMax(R) are trademarks, registered trademarks, service marks or registered service marks of Marsee Baking. This prospectus also includes product names, trade names, trademarks and service marks of other companies.

                                USE OF PROCEEDS


     Marsee Baking will receive estimated net proceeds of $7,000,000 from the sale of 1,750,000 shares of common stock and 1,750,000 purchase warrants at an assumed initial public offering price of $5.00 per share and $0.125 per purchase warrant, after deducting underwriting discounts and commissions of $897,000 and estimated expenses of $1,072,000. If the underwriter's over-allotment options are exercised in full, we will receive an additional $1,170,000 from the sale of 262,500 shares of common stock and 262,500 purchase warrants, after deducting underwriting discounts and commissions.


     The following table describes the expected allocation of the net proceeds of the offering, assuming that the underwriter does not exercise its over-allotment options:


                                                             APPLICATION      PERCENTAGE OF
                                                           OF NET PROCEEDS    NET PROCEEDS
                                                           ---------------    -------------
Retirement of bridge financing...........................    $2,585,000            36.9%
New store expansion......................................     2,000,000            28.6
Reduction of trade payables..............................     1,000,000            14.3
Payment of series A preferred dividends..................       122,000             1.7
Working capital and general corporate purposes...........     1,293,000            18.5
                                                             ----------           -----
     Total...............................................    $7,000,000           100.0%
                                                             ==========           =====



     In a bridge financing completed before this offering, we issued certain demand notes and sold privately to investors certain units, each unit consisting of one share of common stock and a promissory note in the principal amount of $5.00, bearing interest at the rate of 8% per year. The principal and accrued interest are due and payable nine months after the date of the promissory notes or the closing of this offering, whichever is earlier. We intend to use $2,585,000 of the proceeds of this offering to repay the principal and interest owing under the promissory notes.


     We intend to use a portion of the proceeds for general corporate purposes, including working capital and the following:

     - Reducing our operating line of credit;

     - Funding anticipated operating losses; and

     - Funding capital expenditures related to growth.

     We may use an unspecified portion of the net proceeds to acquire, when and if the opportunity arises, suitable businesses, assets or retail outlets consistent with our expansion plan. We have no present understandings, commitments or agreements with respect to any such acquisitions. Pending use of the net proceeds for the above purposes, we intend to invest the net proceeds of the offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY


     Other than cumulative cash dividends to holders of Series A Preferred Stock and cumulative stock dividends to holders of Series D Preferred Stock, Marsee Baking has never declared or paid any dividends on shares of its preferred or common stock. We intend to retain any future earnings for future growth and do not anticipate paying any other cash dividends in the foreseeable future. In addition, the company's loan agreement with its bank prohibits the payment or declaration of dividends other than the Series A dividends and stock dividends.

                                 CAPITALIZATION

     The table below sets forth the capitalization of the company as follows:


     - Actual as of June 30, 1999, giving effect to the increase in the number of authorized shares of common stock to 15,000,000 and preferred stock to 4,000,000, which was approved by the shareholders in February 1999, and the issuance of 502,800 shares of common stock and promissory notes in a bridge financing during January through April, 1999;



     - As adjusted, giving effect to the sale of the 1,750,000 shares of common stock and 1,750,000 purchase warrants sold in this offering, net of offering expenses; the conversion of Series A, B, C and D Preferred Stock into 2,077,423 shares of common stock; and the payment of accrued Series D Preferred Stock dividends by the issuance of 20,384 shares of common stock.



                                                              ACTUAL AS OF JUNE 30,
                                                                      1999             AS ADJUSTED
                                                              ---------------------    -----------
                                                                     (DOLLARS IN THOUSANDS)
Long-term liabilities, net of current portion...............         $ 2,312             $ 2,094
Shareholders' equity
  Preferred stock, no par value -- 4,000,000 shares
     authorized, actual and as adjusted:
     Cumulative Preferred Stock Series D -- 22,507 shares
       authorized; 16,667 shares outstanding, actual; no
       shares outstanding, as adjusted......................           1,000                  --
     Cumulative Preferred Stock Series A -- 100,000 shares
       authorized; 52,667 shares outstanding, actual; no
       shares outstanding as adjusted.......................             281                  --
     Preferred Stock Series B -- 510,575 shares authorized;
       510,575 shares outstanding, actual; no shares
       outstanding, as adjusted.............................           1,143                  --
     Preferred Stock Series C -- 168,000 shares authorized;
       129,121 shares outstanding, actual; no shares
       outstanding, as adjusted.............................           4,117                  --
  Common stock, no par value -- 15,000,000 shares
     authorized, actual and as adjusted; 1,522,161 shares
     outstanding, actual; 5,369,968 shares outstanding, as
     adjusted...............................................             930              14,400
Warrants....................................................             245                 435
Retained deficit............................................          (8,743)             (8,743)
                                                                     -------             -------
     Total shareholders' equity.............................          (1,027)              6,092
                                                                     -------             -------
          Total capitalization..............................         $ 1,285             $ 8,186
                                                                     =======             =======


     The outstanding securities information excludes the following:

     - The underwriter's warrants to purchase up to 175,000 shares of common stock and up to 175,000 purchase warrants;


     - Currently outstanding warrants to purchase 397,668 shares of common stock at a per share weighted average exercise price of $1.20; and



     - Currently outstanding stock options to purchase 1,316,945 shares of common stock at a per share weighted average exercise price of $3.85.

                                    DILUTION

     When you purchase a share of common stock, you will suffer immediate per share "dilution" in respect of the share in an amount equal to the difference between the price you paid per share (less the underwriting discount) and the net tangible book value per share after the offering. Net tangible book value per share represents the amount of the company's tangible assets less the amount of its liabilities divided by the number of shares of common stock outstanding.


     As of June 30, 1999, the net tangible book value of Marsee Baking was approximately $(1,045,000) or $(0.29) per share of common stock, giving effect to the following: (1) the issuance of approximately 20,384 shares of common stock to holders of Series D Preferred Stock as accrued dividend; and (2) the conversion of the outstanding Series A, B, C and D Preferred Stock into 2,077,423 shares of common stock.



     Giving effect to the issuance of 1,750,000 shares of common stock offered by the company at an assumed initial public offering price of $5.00 per share (after the deduction of estimated underwriting discounts and offering expenses payable by the company), the net tangible book value of Marsee Baking on a pro forma basis, as of June 30, 1999, would have been approximately $1.07 per share. This represents an immediate increase in net tangible book value of $1.36 per share to existing shareholders and an immediate dilution of $3.93 per share to purchasers of the shares of common stock in this offering.


     The following table illustrates this per-share dilution of your equity as of the closing of this offering in an adjusted pro forma net tangible book value per share of common stock, and assuming no exercise of the warrants, the underwriter's over-allotment options or the underwriter's options to purchase shares of common stock and warrants:


Assumed initial public offering price per share.............              $5.00
  Net tangible book value per share as of June 30, 1999.....    $(0.29)
  Increase per share attributable to new investors..........      1.36
                                                                ------
Adjusted net tangible book value per share after this
  offering..................................................               1.07
                                                                          -----
Dilution per share to new investors in this offering........              $3.93(1)


---------------


(1) Assuming the exercise of all currently exercisable options and warrants, the dilution per share to new investors would be $3.40.


     The following table shows the number of shares of common stock to be owned following the offering by existing shareholders and the new investors (assuming the maximum number of shares of common stock sold in this offering is purchased):


                                       SHARES PURCHASED        TOTAL CONSIDERATION
                                    ----------------------    ----------------------    AVERAGE PRICE
                                      NUMBER       PERCENT      AMOUNT       PERCENT      PER SHARE
                                    -----------    -------    -----------    -------    -------------
Existing Shareholders.............    3,619,968(1)    67%     $ 7,876,000       47%         $2.18
New Investors.....................    1,750,000       33        8,750,000       53           5.00
                                    -----------      ---      -----------      ---
          Total...................    5,369,968      100%     $16,626,000      100%
                                    ===========      ===      ===========      ===


---------------

(1) Assuming the exercise of all currently exercisable options and warrants, the number of shares of common stock held by existing shareholders will increase to 5,334,581 shares or approximately 75% of the total number of shares of common stock outstanding after this offering, and the percentage held by new investors will decrease to approximately 25% of the total number of shares of common stock outstanding immediately after this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     Since opening its first bakery-cafe in 1993, Marsee Baking has expanded to become the owner and operator of 18 bakery-cafes and two central commissaries in the Pacific Northwest. Twelve bakery-cafes are located in Oregon and six in Washington. In 1998, revenue grew 156% to $12,656,000 as we expanded the number of retail stores over the prior year from six to eighteen bakery-cafes, primarily due to the acquisition discussed below. We currently derive approximately 85% of our revenue from these retail outlets, while the remaining revenue is derived from wholesale operations. Most baking operations are conducted at the commissaries, and fresh product is delivered to the retail stores daily.



     Since inception, Marsee Baking has incurred losses in each fiscal year and had an accumulated deficit of $8,743,000 as of June 30, 1999. The majority of these losses occurred in the last two years, with losses of $1,195,000 in 1997 and $4,304,000 in 1998. The loss for the first six months of 1999 was $2,190,000. The losses are attributable primarily to relatively high costs of goods sold and store labor expenses, exacerbated in 1998 by the operation of ten newly-acquired stores compared to the operation of only six mature stores during 1997. We have not generated sufficient cash from operations to fund continued operations or our growth plan, and will require significant additional future financing.


     Since November 1998, we have focused on revising our operating model to emphasize revenue improvements through better merchandising, significant cost and expense reductions and the addition of new wholesale customers. We have not yet had sufficient experience with this operating model to provide any assurance that it will generate increased revenue or profits in future periods. Accordingly, it is not yet clear that we have developed an operating strategy that will accomplish the goal of reducing and eliminating our losses. If we cannot develop a profitable strategy and losses continue, we will further deplete our financial resources and shareholders' equity.

     Acquisition. During the first quarter of 1998, we completed the acquisition of the assets of a Seattle-based retailer of bagels in exchange for the issuance of two new series of preferred stock. The assets acquired included seven retail store locations and a commissary in Washington and three retail locations in Oregon. The acquisition of ten new retail locations represented a significant increase in the scale of retail operations, as we operated only four retail locations at the end of 1996 and six at the end of 1997, and opened three new stores in 1998. The additional retail locations increased the requirements placed on our management personnel and operations and financial control systems, as well as on our ability to train and manage our retail employees. Throughout 1998, we renovated the retail locations we acquired and reopened them under the Marsee Baking brand at a cost of $2,303,000 above the acquisition cost. We made an additional capital investment of approximately $538,000 to convert and equip the Seattle commissary for baking Marsee products. Due to capital constraints, we were unable to renovate all the acquired stores as quickly as planned or provide the necessary marketing support in the Seattle market to launch properly the Marsee Baking brand. As a consequence, neither revenue nor results of operations met management expectations for 1998.

     1999 Operating Plan. In November 1998, we recruited a director of the company to serve as our new Chief Executive Officer. He has had significant experience in operating and expanding multi-store bakery concepts. Actions taken since assumption of his responsibilities as CEO have focused on increasing revenue while reducing costs. The 1999 operating plan includes:

     - Focusing employee efforts on profitable activities,

     - Better merchandising of products in the bakery-cafes,

     - Improving the speed and quality of customer service,

     - Reducing ingredient costs,

     - Improving management of daily bakery-cafe waste,

     - Expanding the wholesale customer base,

     - Implementing better inventory control and management,

     - Further developing store operating controls, and

     - Improving utilization of existing information systems.

     More specifically, the 1999 operating plan targets significant reductions in ingredient costs and further reductions in commissary labor expenses to reduce costs of goods sold as a percentage of total revenue to below 45% by year-end 1999. In addition, the 1999 operating plan establishes a target store-labor-expense to bakery-cafe-revenue ratio of 27.4% for 1999.

     As part of these improvements in operations, we closed one bakery-cafe in the Seattle area, and terminated the leases and the planned build-out of two new stores in the Portland area in 1999. In addition, we have reduced expenses associated with the operation of the Seattle commissary by supplying the Seattle stores with most products from the Portland commissary until an increased volume of sales in the Seattle market warrants full-scale operation of the Seattle commissary.

     1999 Liquidity Plan. In view of our accumulated deficit and recurring losses, our auditors have added an explanatory paragraph to their report on our financial statements stating that there is substantial doubt about our ability to continue as a going concern. In this regard, management has adopted a 1999 liquidity plan, the principal features of which include:

     - Execution of the 1999 operating plan,

     - Reduction of costs and expenses,

     - Completion of a bridge financing on April 27, 1999 in the form of a $2.514 million private placement of units, each unit consisting of one share of common stock and a $5.00 promissory note bearing interest at 8% payable upon the earlier of nine months of the date of the promissory note or the closing of this offering,

     - Increase in the working capital line of credit, and

     - Completion of this offering of 1,750,000 shares of common stock and 1,750,000 purchase warrants.


Although the bridge financing has been completed, there is no assurance that this offering will be completed or that we will achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship of certain items to net revenues included in the company's statements of operations:


                                                                YEAR ENDED      SIX MONTH ENDED
                                                               DECEMBER 31,         JUNE 30,
                                                              --------------    ----------------
                                                              1997     1998      1998      1999
                                                              -----    -----    ------    ------
                                                                                  (UNAUDITED)
Revenues
  Bakery-cafes..............................................   83.7%    77.1%    75.7%     81.5%
  Wholesale.................................................   16.3     22.9     24.3      18.5
                                                              -----    -----    -----     -----
          Total Revenues....................................  100.0    100.0    100.0     100.0
Cost of goods sold..........................................   58.3     59.9     59.1      56.1
Store operating expenses....................................   32.8     41.7     42.4      43.5
Wholesale operating expenses................................    6.6      4.7      4.6       2.2
Depreciation and amortization...............................    4.3      6.5      4.7      10.9
General and administrative expenses.........................   19.5     15.5     16.7      13.6
Store closure expense.......................................     --      2.0       --        --
                                                              -----    -----    -----     -----
Loss from operations........................................  (21.5)   (30.3)   (27.5)    (26.3)
Interest expense............................................    2.6      3.7      2.2      11.5
                                                              -----    -----    -----     -----
Net loss....................................................  (24.1)%  (34.0)%  (29.7)%   (37.8)%
                                                              =====    =====    =====     =====



     Six Months Ended June 30, 1998 compared to Six Months Ended June 30,
1999. Total revenues decreased $167,000, or 2.8%, from $5,959,000 for the six months ended June 30, 1998 to $5,792,000 for the six months ended June 30, 1999. Bakery-cafe revenue increased $208,000, or 4.6%, from $4,512,000 for the six months ended June 30, 1998 to $4,720,000 for the six months ended June 30, 1999. The increase in bakery-cafe revenue is attributable primarily to the stores built or acquired in 1998. Revenue has increased as these stores have matured and as a result of the timing of conversions to the Marsee brand throughout 1998.



     Wholesale revenue decreased $375,000, or 25.9% from $1,447,000 for the six months ended June 30, 1998 to $1,072,000 for the six months ended June 30, 1999. Sales to third party distributors who are responsible for delivery, invoicing and customer service decreased $283,000, or 32.6% from $867,000 for the six months ended June 30, 1998 to $584,000 for the six months ended June 30, 1999. The decrease results from a shift away from certain unprofitable distributor business acquired in the Washington acquisition. Sales to one warehouse retailer, Costco Companies, Inc. decreased $72,000, or 15.1%, from $480,000 for the six months ended June 30, 1998 to $408,000 for the six months ended June 30, 1999. This decrease is attributable to a change in merchandising in May 1999 from a labor intensive booth sales program to a pallet stocking program and a related reduction in the number of stores sold into.



     Cost of goods sold decreased $276,000 or 7.8% from $3,527,000 for the six months ended June 30, 1998 to $3,251,000 for the six months ended June 30, 1999. As a percentage of revenue, cost of goods sold was 59.1% of revenue for the six months ended June 30, 1998 compared to 56.1% for the six months ended June 30, 1999. The principle components of cost of goods sold are ingredients, commissary labor and operating expenses.



     Ingredients, as a percentage of revenue, were 32.1% of revenue for the six months ended June 30, 1998 compared to 30.9% for the six months ended June 30, 1999. Labor was 19% of revenue for the six months ended June 30, 1998 compared to 15.2% for the six months ended June 30, 1999. This reduction is due to realizing labor efficiencies.



     The third component of cost of goods sold is commissary operating expenses. These costs represent 7.8% of revenue for the six months ended June 30, 1998 compared to 9.6% for the six months ended June 30, 1999. The principal factors contributing to the increase in commissary operating costs is depreciation, which increased from $79,000 for the six months ended June 30, 1998 to $123,000 for the six months ended June 30, 1999, and transportation expenses relating to the movement of products between the two commissaries and the bakery-cafes, which increased from $32,000 for the six months ended June 30, 1998 to $108,000 for the six months ended June 30, 1999.



     Store operating expenses decreased $9,000 from $2,526,000 for the six months ended June 30, 1998 to $2,517,000 for the six months ended June 30, 1999. These expenses were 56.0% of bakery-cafe revenue for the six months ended June 30, 1998 compared to 53.3% for the six months ended June 30, 1999. The largest component of store operating expenses is labor. Bakery-cafe labor decreased $59,000 or 4.2% from $1,418,000 for the six months ended June 30, 1998 compared to $1,359,000 for the six months ended June 30, 1999. This represents 31.4% of bakery-cafe revenue for the six months ended June 30, 1998 compared to 28.8% for the six months ended June 30, 1999. Labor cost as a percentage of bakery-cafe revenue continues to decline as the stores opened in 1998 mature.



     The next largest component of store operating expenses is occupancy expenses consisting primarily of rent and utility expenses. These expenses increased $51,000 or 4.6% from $1,107,000 for the six months ended June 30, 1998 compared to $1,158,000 for the six months ended June 30, 1999. This increase is due to increased expenses associated with a focused attention on store growth and improvement in the Washington stores.



     Wholesale operating expenses declined $146,000 from $272,000 for the six months ended June 30, 1998 compared to $126,000 for the six months ended June 30, 1999. These expenses were 18.8% of wholesale revenue for the six months ended June 30, 1998 compared to 11.8% for the six months ended June 30, 1999. As wholesale revenue from Costco Companies, Inc., has declined we have significantly reduced labor which was necessary to support that revenue stream.



     Depreciation increased $347,000 or 123.0% from $283,000 for the six months ended June 30, 1998 compared to $630,000 for the six months ended June 30, 1999. This significant increase relates to depreciation on capital expenditures made to acquire, renovate and furnish new retail as well as commissary facilities.



     General and administrative expenses decreased $198,000 or 20.0% from $988,000 for the six months ended June 30, 1998 compared to $790,000 for the six months ended June 30, 1999. The principal factors contributing to this decrease included the recognition of a bad debt loss of nearly $92,000 in the period ended June 30, 1998 and reductions in administrative salaries.



     Interest expense increased $535,000, from $133,000 for the six months ended June 30, 1998 compared to $668,000 for the six months ended June 30, 1999. This increase results from $338,000 of interest expense related to demand notes issued in connection with a bridge financing completed in April 1999, $75,000 associated with the issuance of shares of common stock in connection with an agreement to provide a personal guarantee of a line of credit, and the remainder of the increase resulting from increased debt assumed to renovate new stores and the Washington commissary.



     Due to losses before the provision for income taxes, there has been no provision for federal and state income taxes for the six months ended June 30, 1998 or 1999.



     Marsee Baking lost $1,771,000 for the six months ended June 30, 1998 compared to $2,190,000 for the six months ended June 30, 1999, due primarily to increased commissary operating expenses, depreciation and interest expense as a result of expansion into Washington State, and the increased interest expense as a result of the bridge financing.



     Year 1997 compared to 1998. Total revenues increased $7,708,000, or 156%, from $4,948,000 in 1997 to $12,656,000 in 1998. Bakery-cafe revenue increased $5,621,000, or 136%, from $4,140,000 in 1997 to $9,761,000 in 1998. The increase in bakery-cafe revenue is attributable primarily to the increase in the number of store locations. Stores opened in 1998 totaled thirteen, ten of which were acquired. Total revenue for the new stores accounted for $5,018,000 of the increase in bakery-cafe sales. Capital constraints prevented the immediate renovation of the stores acquired, and six of the ten stores were not renovated until the third quarter of 1998. As a result of this delay and our inability to market cost-effectively the Marsee Baking brand in the Seattle market, the seven bakery-cafes in Washington did not meet management's revenue expectations in 1998. We closed one underperforming store in this market in February 1999.

     Revenue for the four retail locations open for the entire year during both 1997 and 1998 decreased 3.1% from $3,740,000 in 1997 to $3,624,000 in 1998. We attribute such decrease primarily to the diversion of sales from existing stores as a result of opening three new bakery-cafes in the downtown Portland area. The two stores opened in the second half of 1997 contributed revenue of $400,000 in 1997 and $1,119,000 in 1998.

     Wholesale revenue grew $2,087,000, or 258%, from $808,000 in 1997 to $2,895,000 in 1998. The major reason for the growth was our expansion into Washington, which contributed $830,000 in wholesale revenue in 1998. Sales to third party distributors grew $924,000, or 142%, from $652,000 in 1997 to $1,576,000 in 1998. These distributors, who are responsible for delivery, invoicing and customer service, contributed 81% of wholesale revenue in 1997 compared to 54% in 1998. The other principal component of wholesale revenue in 1998 was derived from $1,071,000 in sales to one warehouse retailer, Costco Companies Inc.

     Cost of goods sold grew $4,692,000, or 162%, from $2,887,000 in 1997 to
$7,579,000 in 1998. Ingredients, as a percentage of total revenue, were 31.7% in 1997 and 32.4% in 1998. As volume increased, we were able to experience labor efficiencies. Commissary labor was 20.0% of total revenue in 1997 compared to 18.7% in 1998. As a result of this doubling of capacity, commissary operating expenses increased from $329,000 in 1997 to $1,104,000 in 1998. These costs represented 6.6% of total revenue in 1997 and 8.7% in 1998. The principal factors contributing to this increase in commissary operating expenses in 1998 included depreciation, which increased from $52,000 in 1997 to $224,000 in 1998; rent, which increased from $47,000 in 1997 to $190,000 in 1998; and transportation expenses related to the movement of product between the two commissaries and the bakery-cafes, which increased from $5,000 in 1997 to $112,000 in 1998.

     As a percentage of revenue, cost of goods sold was 58.3% of revenue in 1997 compared to 59.9% in 1998. The percentage increase is due in part to the revenue mix between retail and wholesale revenue. Wholesale activities increased from 16.3% of revenue in 1997 to 22.9% in 1998, but do not command the higher profit margin of retail activities.

     Store operating expenses increased $3,660,000, or 226%, from $1,621,000 in 1997 to $5,281,000 in 1998. Store operating expenses were 39.1% of bakery-cafe revenue in 1997, compared to 54.1% in 1998. The largest component of store operating expenses is labor. Bakery-cafe labor increased $2,046,000, or 210%, from $971,000 in 1997 to $3,017,000 in 1998. Bakery-cafe labor was 23.4% of bakery-cafe revenue in 1997 compared to 30.9% in 1998. This significant percentage increase in store labor expense is due primarily to the opening of 13 new stores in 1998. For the 13 stores opened in 1998, labor was 36.9% of bakery-cafe revenue, while for established stores it was 24.6%. New stores require a base level of labor to operate. The sales from the stores acquired in Washington did not meet expectations as discussed above and, therefore, fixed labor costs were higher as a percentage of bakery-cafe revenue.

     Occupancy expenses increased $947,000, or 356%, from $266,000 in 1997 to $1,213,000 in 1998. This increase is due to the number of new stores. While we believe we can manage these expenses in the Washington operations in the future, we need retail store revenue growth to substantially reduce occupancy expense ratios to acceptable levels.

     Marketing expenses are included in store operating expenses and were $27,000 in 1997 compared to $184,000 in 1998. The 1998 marketing expenses primarily related to media advertising for new store openings, a logo redesign and related paper goods repackaging effort, a holiday catalog and store signage. The company utilized an outside consultant to coordinate these efforts. The remainder of store operating expenses grew proportionally in relation to revenue.

     General and administrative expenses increased $994,000, or 103%, from $965,000 in 1997 to $1,959,000 in 1998, primarily as a result of increases in general business activity. These expenses represented 19.5% of total revenue in 1997 compared to 15.5% in 1998. General and administrative salaries increased $568,000, or 105%, from $543,000 in 1997 to $1,111,000 in 1998, as additional personnel were added to support the growth in wholesale and retail activities. Employee expenses related to managing two geographic areas grew from $21,000 in 1997 to $100,000 in 1998. Professional fees and service grew $240,000, from $123,000 in 1997 to $364,000 in 1998.

     Interest expense increased from $129,000 in 1997 to $472,000 in 1998, primarily as a result of loans obtained to renovate new stores and the Washington commissary.

     In the fourth quarter of 1998, we had $253,000 of accelerated-depreciation expenses related to the closure of one bakery-cafe in Washington and costs related to the abandoned efforts to open two new stores in the Portland area due to financial constraints. In addition, in 1998 we recognized additional compensation expenses related to the issuance of options and warrants of $199,000, and severance benefits payable to former employees of $130,000.

     Due to our losses before the provision for income taxes in each year, there has been no provision for federal and state income taxes for the years ended December 31, 1997 and 1998. We have deferred tax assets totaling $575,000 and $2,218,000 as of December 31, 1997 and 1998, respectively, for which we have recorded a full valuation allowance.

     Marsee Baking lost $1,227,000 in 1997 compared to a loss of $4,404,00 in 1998. The principal reason for the increased operating losses in 1998 was the addition of 13 new stores which in their initial years of operation have relatively high costs and expenses compared to mature stores.

LIQUIDITY AND CAPITAL RESOURCES


     Liquidity. We had negative working capital of $1,487,000 at December 31, 1997 compared to negative working capital of $4,148,000 at December 31, 1998 and $6,181,000 at June 30, 1999. Cash used by operating activities totaled $496,000 for the six months ended June 30, 1998 and $2,018,000 for the six months ended June 30, 1999.



     For the six months ended June 30, 1999, cash was principally used to fund $2,190,000 in losses, offset by non-cash charges from depreciation and amortization of $754,000. We used $586,000 of cash to reduce trade vendor payables during the first half of 1999. Costs related to the other changes in current accounts since year-end make up the difference in cash used by operations.


     Cash used by operating activities for 1998 totaled $1,412,000. This use of cash resulted primarily from the $4,304,000 in losses sustained during the year, offset principally by non-cash charges of $1,295,000 from depreciation and $1,335,000 from trade vendors due to increases in volume and extended terms. In 1997, cash used by operating activities was $239,000. Other changes in current accounts between the two years make up the difference in cash used by operations. Accounts receivable increased from $54,000 at year-end 1997 to $253,000 at year-end 1998 due to the increase in wholesale sales. Inventories were $64,000 at December 31, 1997 and $269,000 at December 31, 1998. This increase was due to inventory requirements to cover increases in baking volume and bakery-cafe inventory increases due to the number of new stores. Prepaid expenses also increased from $46,000 at December 31, 1997 to $134,000 at December 31, 1998 as a result of lease deposits and prepaid rent on new stores.

     Accounts payable increased from $915,000 at December 31, 1997 to $2,250,000 at December 31, 1998. This increase is due in part to increased volume as well as cash flow difficulties in meeting current terms with vendors. Since December 31, 1998, we have continued to obtain additional debt financing, with the proceeds in part being used to bring trade vendors closer to normal payment terms. Accrued liabilities increased from $232,000 at December 31, 1997 to $735,000 at December 31, 1998. This increase results from increases in, and the timing of, payments for payroll liabilities, primarily as a result of increased headcount and vacation accruals.

     Our independent auditors have included in their audit report an explanatory paragraph which states that our recurring losses from operations raise substantial doubt as to our ability to continue as a going concern. Our working capital requirements for the next twelve months consist primarily of funding operating losses until break-even is realized.


     Capital resources. Prior to completion of the bridge financing described below, our primary sources of funds were shareholder loans, private placements of stock and equipment financing, and to a lesser extent cash provided by operating activities and a bank line of credit. The increased amount of our outstanding payables in 1998 also served as an additional source of interim financing.


     Net cash provided by financing activities for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 was $1,021,000, $3,604,000 and $2,264,000, respectively. During 1998, the company paid down debt obligations of $528,000 while incurring $227,000 of long-term debt and issuing $3,027,000 in preferred stock.



     During November and December 1998, we issued $525,000 in demand notes. Subsequent to the end of the year, we issued an additional $95,000 in demand notes, and on April 27, 1999, we completed a bridge financing in the form of a private placement of units, each unit consisting of one share of common stock and a $5.00 promissory note bearing interest at 8%, payable upon the earlier of nine months from the date of the promissory notes or the closing of this offering. See "Description of Securities." After expenses, the notes have an effective rate of interest of 22%. The previously issued demand notes were subsequently combined with the 1999 bridge financing and, on April 27, 1999, the bridge financing was closed at an aggregate offering of $2,514,000.



     Our bank line of credit was fully utilized at $250,000 as of December 31, 1997 and 1998. We obtained an expansion of our existing line of credit by an additional $500,000 in April 1999 and $250,000 in July 1999 in connection with an agreement by a director to provide a personal guarantee to the bank. As of June 30, 1999, our bank line of credit was fully utilized at $750,000.


     We have not generated sufficient cash from operations to fund continued operations or our growth plan, and will require significant additional future funding. We believe that our 1999 operating and financing plans will, if carried out successfully, be sufficient to meet our liquidity needs for the balance of 1999, based on our current expense calculations and our current and anticipated revenue streams, including the proceeds of this offering. The operating and financing plans assume certain same-store growth projections can be met, our costs can be reduced as a percentage of revenue, and our overall cost structure remains stable, of which there can be no assurance. There also can be no assurance that our liquidity goals will be reached in the near future, if ever. In the event that additional capital is required, we may seek to raise that capital through private or public equity financing. Future financing transactions may dilute the value of your investment in this offering. There can be no assurance that such capital will be available on favorable terms, if at all.


     Capital Expenditures. Additions to property and equipment were $1,638,000 in 1997, $6,127,000 in 1998, and $89,000 for the six months ended June 30, 1999.
Additions relate directly to the number of new stores opened in each year. In 1997, most capital expenditures were funded through general financing activities. In 1998, capital expenditures were funded by $2,139,000 from a preferred stock financing, $2,066,000 from capital leases and notes payable assumed, and $1,922,000 from an acquisition paid for primarily by issuance of preferred stock.


     During 1997, we invested in the construction of four new stores, two of which began operation in 1997 and two of which opened in January of 1998. In addition, we upgraded our point of purchase systems in all stores.

     In addition to opening one new store and adding to its computer systems capability, the majority of 1998 capital expenditures relate to the purchase and renovation of properties acquired in the acquisition of the assets of the Seattle-based bagel retailer. Throughout 1998, the retail locations were renovated and reopened under the Marsee Baking name at a cost of $2,303,000 above the acquisition cost. Additional capital investments of approximately $538,000 were made to convert and equip the Seattle commissary for baking Marsee products.

     Although no assurances can be given, we believe that the proceeds from this offering will be sufficient to fund certain planned capital expenditures, including ongoing maintenance and renovation of existing bakery-cafes, and the addition of five new bakery-cafes in the greater Portland and Seattle metropolitan markets. The cost to acquire and renovate a new store is estimated at approximately $400,000 per location. There are presently no material commitments for capital expenditures in 1999.



     Other Commitments. In connection with the issuance of the Series A Preferred Stock in 1995, we are obligated to pay cumulative dividends which accrue at the rate of $0.60 per share per year. At December 31, 1998, these dividends were accrued and aggregated approximately $101,000. The amount of accrued dividends at June 30, 1999 is approximately $115,000 and are to be paid with proceeds from this offering.


     We lease retail stores, office and commissary facilities under operating leases expiring through the year 2007. These leases contain renewal options and rent escalation clauses. Commitments under these operating leases aggregate $5,382,000, the current portion of which is $1,009,000.


     Subsequent to the end of 1998, we entered into an agreement with our principal supplier providing for the payment of approximately $250,000 in respect of past due accounts payable on or before September 30, 1999. We plan to make such payment from the proceeds of this offering.


YEAR 2000 COMPLIANCE

     We depend on our networked computer systems to process point of sale transactions, collect transaction data, manage inventory and accounts receivable, and process other financial data on a timely basis. In addition, we use several desktop personal computers in our headquarters office and commissaries. The production equipment in our commissaries is generally not computer or microprocessor controlled.


     We are in the process of assessing the Year 2000 readiness of our internal computer systems. Our retail reporting software is now Year 2000 compliant. The process of upgrading our system began in June 1999 at an aggregate cost of approximately $5,000 and was completed in August. Our general ledger and inventory control systems have been tested and are Year 2000 compliant. In addition, we are in the process of completing our inventory and assessment of our desktop personal computers and will use standard "off the shelf" vendor-supplied upgrades as required. As a result of these activities, we presently believe our internal computer systems will be Year 2000 compliant in a timely manner, but undetected errors may remain. In addition, we cannot be certain that any of the remedial measures we adopt will prevent the occurrence of Year 2000 problems, which could have a material adverse affect on our business, financial condition or results of operations.


     We do not employ an electronic order interface with any of our third-party suppliers, and we have initiated communications with our other major suppliers to identify and resolve issues involving Year 2000 compliance. While we expect we will be able to resolve any significant problems with our suppliers, any failure of third parties to resolve any difficulties that arise could have a material adverse effect on our business, financial condition or results of operations.


     We have not incurred Year 2000 compliance expenses to date. All future compliance expenses will be funded from general working capital. Although there can be no assurance, we do not expect the cost of these efforts to be material to our results of operations.



     We currently do not have any contingency plans and have not determined our most reasonably likely worst-case scenario with respect to Year 2000 compliance. We are determining what contingency plans, if any, will be appropriate subsequent to the expected upgrading and testing of all internal systems by September 30, 1999. We are considering contingency plans to address possible business interruptions, including temporary use of manual point of sale devices. We expect any necessary contingency plans to be completed by October 1999. If we are required to implement a contingency plan, our reliance on such a plan could have a material adverse effect on our business, financial condition or results of operations.

                                    BUSINESS

     Marsee Baking owns and operates 18 bakery-cafes in the Pacific Northwest that offer more than 100 artisan bakery products, as well as made-to-order sandwiches, soups and salads, in a friendly, neighborhood atmosphere. Each bakery-cafe operates as a premium bakery, providing a relaxing cafe experience that addresses the morning, lunch and late-afternoon day-parts. For 1998, the six bakery-cafes operating in the company's format for more than a year had average revenue of approximately $790,000 per store. Marsee Baking also distributes its products and builds brand awareness through its wholesale operations, providing specialty retailers and other institutions with a complete line of Marsee Baking products.

     Marsee Baking, which began with one Portland bakery-cafe in 1993, grew to eight bakery-cafes before acquiring additional stores in the greater Portland and Seattle metropolitan areas through an acquisition in early 1998. Nine of the stores acquired were converted to the Marsee Baking concept during 1998 and have been integrated into Marsee Baking's operations. Marsee Baking operates a commissary in each of its two markets that serves as a central production and distribution facility. The commissaries together produce a full line of artisan-baked goods based on authentic recipes for daily distribution to each of the bakery-cafes.

     Marsee Baking believes that it can expand its presence in its current areas of operation and replicate the Marsee Baking concept in other metropolitan areas for the following reasons:

We offer a wide variety
of
premium quality, artisan
bakery products         - Marsee Baking differentiates itself in the bakery-cafe
                          segment of the specialty restaurant industry by offering over 100 different varieties of premium quality, artisan-crafted products based on authentic recipes for eat-in or take-out dining. We strive to make every item "stand alone" in quality such that any bakery item by itself might be the product line of a successful bakery or cafe. Marsee Baking's diverse product line includes complex products such as delicate, hand-crafted pastries, slowly fermented breads and gourmet European tortes to satisfy not only varying consumer tastes but also to address different day parts. We believe that a diverse and evolving product menu engenders customer loyalty and encourages repeat business. Our broad range of products creates a competitive advantage over other stores offering a single product line (such as bagels) and over bakeries or cafes that focus only on a single day-part.


Our central production
facilities serve
multiple
outlets and promote cost
efficiencies, product
quality
and consistency         - Marsee Baking's commissaries, which are strategically
                          located in each market, serve as central production facilities for Marsee Baking's bakery-cafes. The use of central production facilities permits better quality control, maximum labor efficiency and higher-volume production of baked goods, using modern processes while adhering to traditional artisan-style baking techniques. Marsee Baking's fresh, artisan-baked goods, based on traditional European and American recipes, are provided daily by Marsee Baking's commissaries to all of its bakery-cafes for selected on-site baking (bagels and cookies), for use in a variety of menu items (soups and sandwiches), and for immediate sale. Marsee Baking believes that it will be able to replicate the central commissary concept in other markets.


We have created a
distinctive destination
that
supports our brand image- We seek to create an authentic neighborhood cafe atmosphere with upscale decor and uniform interior designs that are unique to the Marsee Baking concept. Design elements, which may include hammered tin ceilings, slate floors, marble bars, mahogany trim, custom designed cabinetry and display cases, are selected to evoke the charm and elegance of a grand cafe. Items consumed on premises are served on china or glass plates. We believe that our retail bakery-cafes and wholesale distribution
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

                           work together to reinforce our image as a provider of high quality, artisan-baked goods. The wholesale operation provides Marsee Baking's complete line of baked goods to quality grocery stores, specialty retailers, hotels and fine restaurants to promote our local bakery-cafes and to create brand recognition associated with premium quality baked goods in our markets.

We have recruited a new,
experienced management
team                    - We have recently recruited a new Chief Executive
                          Officer and a new Chief Financial Officer. Mr. Raymond
                          W. Lindstrom, the company's new Chief Executive Officer, has over 25 years' experience in the specialty restaurant industry, beginning with his role as one of the founders of Restaurants Unlimited, Inc., where he oversaw the rapid growth of upscale dinner house restaurants. Mr. Lindstrom later joined Cinnabon, a subsidiary of Restaurants Unlimited, Inc., where he led the development of the Cinnabon concept nationwide.


                          In addition, we have recently recruited a new Chief Financial Officer, Mr. Stephen A. Aanderud, who has experience in the management of rapid-growth manufacturing companies. Mr. Aanderud was the President and Chief Executive Officer of ThrustMaster, Inc., a sophisticated computer toy and accessory manufacturing company, which he helped take public in 1995.


                          The core competencies of the new management team are reinforced by the working knowledge of the founders who remain active in Marsee Baking's operations.


The Marsee Baking
concept
complements today's
consumer lifestyles and
preference for a
hassle-free,
convenient and
affordable
dining experience       - We believe that our concept complements today's
                          consumer lifestyles and preferences. The bakery-cafe offers a shopping destination for gourmet breads and special occasion cakes, a place for a light lunch or a relaxing spot for an afternoon cappuccino. The bakery-cafe's atmosphere is intended to be suitable for takeout or eat-in dining in a variety of meal occasions. By offering high quality, artisan-made food, a distinctive atmosphere and superior service, Marsee Baking is able to provide customers with a more authentic dining experience than may be available from other quick-service restaurants in the specialty restaurant industry, without substantially higher prices. Our bakery-cafes provide hassle-free convenience and an affordable indulgence for our customers.



The Marsee Baking
concept
has significant built-in
barriers to entry       - Our broad line of complex products, central baking
                          facilities and high "stand-alone" product quality create barriers to entry to competing bakery-cafe concepts. Marsee Baking's complex product line is diverse and difficult to duplicate, in whole or by individual item. The central baking facility requires a significant capital investment and a sufficient critical mass of bakery-cafes to support its operation. Unlike many specialty restaurants, the Marsee Baking concept creates and delivers high quality products on a consistent basis to more stores than is possible through alternative methods. Marsee Baking is also able to stay competitive throughout the day by addressing four sub-businesses: the morning, lunch and late-afternoon day parts, and the specialty take-out segment.


UNIT ECONOMICS

     We introduced the Marsee Baking concept to the Portland market in 1993 and then to the greater Seattle market in 1998. The operating model, which is based on a central production and multiple outlet model, is intended to be capable of rapid expansion through proven unit economics. In the company's experience, the more mature stores typically have higher unit revenues. For 1998, the six mature Portland-based bakery-cafes had average revenues of approximately $790,000 per unit, average sales of $458 per square foot and an average check of $4.19. The four bakery-cafes that have been in operation for more than 18 months had average revenues of approximately $906,000 per unit, average sales of $610 per square foot and an average check of $4.20 in 1998. Company-wide average revenues for all stores open in 1998, including revenue from the ten newly-acquired stores both before and after conversion to the Marsee Baking format, were $513,730 per unit, average sales were $254 per square foot, and the average check was $4.46.


     Our approach to opening new bakery-cafes has been to minimize our required investment by leasing all of our locations. Our bakery-cafes range in size from 360 to 3,600 square feet. Since 1993, our total investment per bakery-cafe, net of landlord contributions, has averaged approximately $350,000 to $375,000, with additional average pre-opening costs per bakery-cafe of approximately $25,000. We expect that most of our planned future bakery-cafes will range in size from 1,500 to 2,200 square feet and that our total investment and pre-opening costs per bakery-cafe will be similar to these historical averages.


EXPANSION STRATEGY AND SITE SELECTION


     Marsee Baking intends to continue to expand its operations in both existing and new geographic markets. We have already invested the necessary capital in the commissaries that serve the greater Portland and Seattle metropolitan areas. In addition to serving Marsee Baking's wholesale operations, the Portland commissary is able to serve up to approximately 20 bakery-cafes and the Seattle commissary is able to serve approximately 35 bakery-cafes. We plan to open additional bakery-cafes in the greater Portland and Seattle metropolitan areas to fully utilize the capacities of the central baking facilities. Our expansion plans for 1999 include the opening of up to three new stores in the greater Portland and Seattle metropolitan markets, if adequate financing can be obtained. We expect that new bakery-cafes will be profitable within two months of their opening based on their earnings before interest, taxes, depreciation and amortization.


     Our expansion strategy is to enter a new market with a significant critical mass of stores and wholesale business sufficient to support our central commissary for that market. This expansion strategy presumes that we will quickly become the dominant operator in our niche in the markets we enter. Management will evaluate the company's ability to establish a dominant presence within a particular area to create entry barriers to other bakery-cafe competitors.

     We believe that the location of each bakery-cafe is critical to our long-term success and devote significant effort to finding appropriate sites. Our site selection strategy takes into account a variety of local factors, including anticipated demand and consumer preferences, competition, availability of suitable locations and personnel, local demographics and household income levels, as well as specific site characteristics, such as visibility, accessibility and traffic volume. The "look" of the bakery-cafe is designed to be suitable for any locality, and to provide the perception of an urban neighborhood cafe experience, wherever its actual location. Many of the company's bakery-cafes also feature outdoor cafe seating. The general site location criteria for a neighborhood bakery-cafe are as follows:

     - 1,500-2,200 square feet,

     - Adequate configuration for retail bakery and cafe use,

     - Location on morning commute side of major street,

     - Substantial visibility to vehicular and pedestrian traffic,

     - Easy in and out access,

     - Neighborhood setting in residential/commercial area,

     - Strong weekday lunch business potential (adequate commercial density),

     - Strong weekend business potential,

     - Adequate parking,

     - 50,000-70,000 population within a three-mile radius with adequate household incomes, and

     - Adequate labor pool.


     Our success in implementing our expansion plans will depend, in each case, on our ability to effectively address a number of risks. There can be no assurance that we will be able to open all of our new operations on a timely basis, if at all, or, if opened, that those operations will be profitable.


WHOLESALE OPERATIONS

     In addition to our retail operations, we sell a complete line of our products in baked form through wholesale distributors that service specialty grocers, restaurants, and institutions. The wholesale distribution arrangement requires the distributor to provide invoicing, collection, customer service and marketing, in addition to daily deliveries and inventory management. By contracting with independent distributors, we have been able to limit wholesale inventory management, additional investment in secondary distribution equipment, and a wholesale marketing and managerial structure to oversee the wholesale accounts, allowing us to focus our managerial and financial resources on growing our retail operations through the bakery-cafes. In addition, we wholesale bagels in frozen, boxed form to major regional food distributors under the Marsee Baking(R) name and logo, and other brand names.

     In October 1997, we reached an agreement with a warehouse discount chain for the introduction of portable Marsee Baking booths in its discount warehouse stores which are near a Marsee Baking bakery-cafe. These "bread fairs" last four to seven days and are rotated weekly among six store locations in Portland and Seattle. The company hopes to increase brand awareness and to promote the nearby bakery-cafe through the "bread fair" demonstrations. The initial capital investment per traveling booth was approximately $6,000. Annual sales from the bread fairs were $1,071,000 in 1998, which sales are included in our wholesale revenue.

PRODUCTS


     Our key product groups are fresh baked goods, made-to-order sandwiches, soups and cafe beverages. Marsee Baking's commissaries supply the bakery-cafes with approximately 100 varieties of fresh baked goods from a selection of more than 200 recipes. These products include the following:


DANISH AND PASTRIES:
Merendine Bun           - Marsee Baking's signature pastry, a flaky butter bun
                          infused with high quality Mexican vanilla

Apple Canoe and
   Cherry Fazolettis    - Flaky butter puff pastries, filled with pastry cream
                          and fresh Granny Smith apples or tart cherries

Croissants              - Traditional slow rising, Parisian-style butter
                          croissants in plain, almond-or chocolate-filled flavors

Danish                  - Breakfast buns and daytime treats based on delicate
                          danish dough, including orange-glazed blackberry buns, pecan sticky buns and classic cinnamon twists

ARTISAN-CRAFTED BREADS:


Calabrese               - A moist, porous Italian white bread with a crunchy
                          crust, made with slow rising starters


Olive Pugliese          - An Italian bread infused with Kalamata olives and
                          olive oil

Focaccia                - An Italian "pizza bread" infused with extra virgin
                          olive oil and topped with roasted red peppers, roma tomatoes, artichoke hearts and other toppings

Whole Wheat Walnut      - A sourdough whole wheat bread enhanced with toasted
                          walnuts and a hint of malt


Struan                  - A Scottish multigrain bread enhanced with buttermilk,
                          brown rice, wheat berries and polenta


Savory Onion Rye bread  - A slow fermented rye bread with caramelized onions and exotic Chernuska seeds

BAGELS:                 - Varieties of bagels include traditional flavors of
                          plain, poppy seed, sesame seed and cinnamon raisin, as well as more exotic flavors of orange cranberry, pesto, jalepeno, multigrain, chocolate chip and corn-rye

CAKES AND DESSERTS:


Marjoline Cakes         - A French classic made of four layers of
                          hazelnut-almond meringue cake separated with one layer of velvety chocolate ganache, a layer of praline whipped cream and a final layer of vanilla whipped cream


Carrot Cakes            - An old-fashioned American spice cake full of freshly
                          grated carrots, fresh pineapple, toasted walnuts, coconut and currants, iced with a smooth cream cheese icing and decorated with handmade miniature marzipan carrots


Gateau Opera            - Four layers of French almond biscuit cake soaked in
                          espresso syrup, layered with coffee buttercream, and chocolate ganache, then covered with a thin layer of chocolate glaze and decorated with chocolate espresso beans


Dolce Fragole           - An Italian strawberry cake with layers of vanilla
                          genoise filled with berry cream and fresh cut strawberries, and decorated with toasted almonds and glazed strawberries

COOKIES:                - Classic chocolate chip, Treasure Islands, black and
                          whites, chocolate-dipped coconut macaroons, lemon bars and ginger snaps


Daily assortments also include seasonal scones and fresh fruit tarts, muffins, petite eclairs and cream puffs. Marsee Baking also has a line of reduced fat and all-natural, sugar-free products for health-conscious customers.



     We also offer light lunch and dinner items, including deli sandwiches, focaccia, Italian-style pannini sandwiches, green salads, pasta salads and homemade-style soups. Generally, the deli sandwiches are prepared by hand at the bakery-cafe based on the customer's selection, using fresh deli meats and our bread and bagel products. In certain locations, due to space and time constraints, the sandwiches are pre-made. The soups and salads are made fresh from scratch by a gourmet food company and delivered directly to store locations where they are prepared for sale the same day.


     Our bakery-cafes offer most typical espresso drinks, including lattes, mochas, cappuccinos, and americanos. In addition, Marsee Baking offers fruit smoothies and a selection of premium teas, premium juices and other soft drinks. We regularly review and revise our product offerings to respond to changing customer preferences, seasonal opportunities, and to maintain customer interest among our target customer groups.

PRODUCTION AND PRODUCTION FACILITIES

     The central commissary is designed to provide efficiencies in production and distribution, to ensure product quality and consistency, and to be expandable as the demand for our products grows. The central facilities permit the company to employ modern processes, which enhance quality and consistency, while maintaining the Marsee Baking commitment to artisan breads and other specialty baked goods. Our commissaries operate seven days a week and produce 80 to 120 varieties of baked goods daily based on a recipe book containing more than 200 regional European and American recipes. Recipes are standardized to ensure consistency.


     Each stage of the production process is managed by a separate team to increase productivity and protect against the conversion of our proprietary recipes. These stages include weighing, mixing, shaping and baking. The production staff consists of a production manager and team leaders. The production manager is responsible for the day-to-day results of production. Each production manager and team leader is required to have significant bakery experience in his or her respective areas of expertise, in addition to other general baking and management skills.



     Most of the baked goods sold at the bakery-cafes are baked at the commissary. Some items, such as bagels and cookies, are baked on the store premises from dough supplied by the commissary. These items are baked in the bakery-cafes to foster the "fresh-baked" concept and create the atmosphere and aroma of an authentic neighborhood bakery. We are currently supplying the Seattle-area stores from the Portland commissary with all products other than bagels. After opening additional stores in the Seattle area, we plan to operate the Seattle commissary at full capacity.


     We maintain a small fleet of vehicles for delivery of our products to our neighborhood bakery-cafes. All products are packed and delivered before store openings every day to all bakery-cafe locations to provide fresh-baked products for sale and consumption that day.

SUPPLIES

     Marsee Baking seeks to obtain ingredients of high quality at competitive prices from reliable sources. To ensure freshness and quality, maintain low inventory levels and facilitate the preparation of individual menu items, we purchase most of our ingredients in an unprocessed state. To maintain the high quality of our bakery products, we also maintain strict criteria for our recipe ingredients, which often requires importing certain specialty ingredients from distant places, including foreign sources. For example, we import seedless raspberry preserves from France, natural fruit compounds from Germany, vanilla from Mexico and gourmet chocolate from Belgium and France. Our purchasing specialist seeks to obtain the lowest possible prices available to us without compromising on quality by negotiating bulk purchasing contracts for a number of the ingredients we use.

     We have an agreement with our single largest supplier, Sysco Food Services, Inc., to purchase at least 80% of all items that we use in our production. The agreement provides a negotiated margin discount rate for each listed item based on our actual and anticipated purchase volume. The agreement may be terminated by either party by 60 days prior written notice to the other party. We believe that similar products are readily available from alternate suppliers if the agreement is terminated. There is no assurance, however, that the terms currently available to us through the Sysco agreement will be made available to us from alternate suppliers.

MANAGEMENT INFORMATION SYSTEMS

     Each bakery-cafe has computerized cash registers to collect point-of-sale transaction data. Our systems include a MICROS point of sale system and a MAS 90 financial and inventory control system. Our computer-based cash register system is also designed to assist in labor scheduling and production management, to provide corporate and retail operations managers with quick access to retail data and to reduce store managers' administrative time. We use this data to generate daily consolidated reports regarding sales and other trends, as well as detailed profit and loss statements for each bakery-cafe.

Additionally, we monitor the average check, customer count, product mix, unused inventory and waste. We continue to assess the Year 2000 readiness of our computer systems.


MARKETING

     To date, we have not attempted to create brand awareness through extensive advertising; rather, we rely on location, word of mouth, customer satisfaction and promotional sampling programs to encourage trial by new customers and to make existing customers aware of new menu offerings. We have employed an outside marketing consultant to develop a brand image for Marsee Baking by creating a distinctive logo, a characteristic "look" for our bakery-cafes and a uniform product packaging and labeling system. We have produced from time to time a colorful "Holiday Order Guide" for special orders for Thanksgiving, Christmas and Hanukah and for gift baskets and specialty cakes during the holiday season. We also attempt to increase our per-location sales through menu development, promotions and by sponsorship of local community, charitable and business organizations.

COMPETITION

     Our bakery-cafes compete with other local bakeries, grocery stores, and bread-only stores that supply high quality baked goods, and with other restaurants that seek to use quality baked goods to define breakfast, lunch and late-afternoon menus. While we believe that our products and bakery-cafes are distinctive in design and operating concept, other companies may develop restaurants and bakeries that operate with similar concepts. There are, in addition, many well-established regional and national competitors with substantially greater financial, marketing, personnel and other resources than we do which may provide additional competition for us as we attempt to expand into other geographic locations. Marsee Baking also competes for leased space in desirable locations.


     Despite the presence of these competitors, we are not aware of any Pacific Northwest competitor that is similar to Marsee Baking in terms of our overall concept. We compete primarily with respect to food quality, price-value relationships, ambiance, service and location. We believe that we compete on the basis of value-added experience rather than on price, and that we distinguish ourselves from our competitors in terms of the quality and variety of baked goods we provide. Management believes that our broad and complex product line, the high "stand alone" quality of our products, our central production facilities, and our ability to address multiple day parts create barriers to entry. However, there can be no assurance that the proliferation of non-direct competitors will not have a negative effect on our comparable-store sales growth, product sales mix, or profitability. Competition may have a material adverse effect on us.


     The specialty restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, consumer confidence in the economy, discretionary spending priorities, the weather, tourist travel, traffic patterns, and the type, number and location of competing restaurants. Changes in these factors could also have a material adverse effect on our business, financial condition and results of operations.

GOVERNMENT REGULATION


     Each bakery-cafe is subject to licensing and regulation by state and local health, sanitation, safety, fire, and other departments. Additionally, the specialty restaurant industry in general is subject to extensive federal, state and local government regulations relating to the development and operation of food service outlets, including laws and regulations relating to building and seating requirements, the preparation and sale of food, cleanliness, safety in the work place and accommodations for the disabled. Difficulties in obtaining or failure to obtain the required licenses or approvals could adversely affect currently operating bakery-cafes and could delay or prevent the development of a new bakery-cafe in a particular area or location. Our Portland and Seattle commissaries are subject to various federal, state and local environmental regulations, and the operation of our trucks is subject to Department of Transportation regulations. To date, compliance with applicable environmental and Department of Transportation regulations has not had a material effect on our capital expenditures, earnings or competitive position.

     We are also subject to state and federal labor laws that govern our relationship with our employees, such as minimum wage requirements, overtime and working conditions, citizenship requirements and prohibitions against discrimination. Significant numbers of our food service and commissary personnel are paid at rates governed by state minimum wage laws. Accordingly, further increases in the minimum wage will increase our labor costs.


     The development and construction of additional commissaries and bakery-cafes will be subject to compliance with applicable zoning, land use and environmental regulations. There can be no assurance that we will be able to obtain necessary licenses or other approvals on a cost effective and timely basis to construct and develop commissaries and bakeries in the future.

TRADEMARKS


     The "Marsee Baking" name is of material importance to us, and we have registered the name and our logo as a trademark with the United States Patent and Trademark Office. We also own the "BagelMax" trademark. We believe our trademarks and related rights have substantial value and as are an important factor in the marketing of Marsee Baking bakery-cafes and branded items.


EMPLOYEES


     As at June 30, 1999 we had 298 employees, of whom 15 were employed in general and administrative functions principally at or from our executive offices in Portland, Oregon; approximately 73 of whom were employed in production and distribution; and approximately 209 of whom were employed in retail and wholesale operations. A significant number of employees at our retail outlets work part-time. The full-time equivalent number of employees working in the retail and wholesale operations is 143. None of our employees is represented by a labor union. We consider our employee relations to be good.


PROPERTIES

     All bakery-cafes are located in leased premises with typical lease terms ranging from five to seven years, with one or two five-year renewal options. Current leases in force expire between December 31, 1999 and December 31, 2007. The leases typically have a minimum base occupancy charge, as well as charges for a proportionate share of building operating expenses and real estate taxes. We do not anticipate any difficulties renewing existing leases as they expire. However, there can be no assurance that we will be able to renew any leases on favorable terms, if at all. Our inability to renew a particular lease or closure of a facility subject to a long-term non-cancelable lease could have a material adverse effect on our business, financial condition and results of operations.

     In 1995, we established our Portland commissary and headquarters in Northwest Portland. The executive offices occupy approximately 2,000 square feet and the commissary occupies approximately 8,800 square feet, including 1,600 of additional office space. The headquarters lease expires in 2000 and the commissary lease expires, assuming exercise of renewal options, in 2005. We assumed a lease for 13,000 square feet for the Seattle commissary. The lease term expires in January 2002.

     The following table provides certain information about our bakery-cafe locations as of June 30, 1999.


                                                                        SIZE
           LOCATION                  CITY        MONTH/YEAR OPENED    (SQ. FT.)
           --------               -----------    -----------------    ---------
Oregon
  NW 23rd                          Portland        January 1993         2,800
  Pioneer Tower                    Portland        January 1994           360
  SE Bybee Street                  Portland       November 1994         1,479
  Portland International
     Airport                       Portland        October 1995         1,300
  A Street                        Lake Oswego       July 1997           2,188
  SW Alder Street                  Portland        October 1997         2,224
  SW Pine Street                   Portland        January 1998         1,543
  NE Broadway                      Portland        January 1998         3,600
  Tanasbourne Town Center          Hillsboro        March 1998          2,000
  City Hall                        Portland         April 1998            633
  Sherwood Market Center           Sherwood         May 1998*           2,361
  Liberty Plaza                      Salem          July 1998*          2,146
Washington
  Main Street Market Place         Bellevue        April 1998*          1,600
  NE 10th                          Bellevue         May 1998*           2,482
  Crossroads Shopping Center       Bellevue        August 1998*         2,000
  Factoria Plaza                   Bellevue        August 1998*         2,461
  Commons at Issaquah              Issaquah      September 1998*        2,200
  Five Corners Shopping Center      Burien       September 1998*        2,600
                                                                       ------
                                                      Total            35,977
                                                                       ======

---------------
* Date converted to Marsee Baking format.

     We consider our physical properties to be in good operating condition and suitable for the purposes for which they are used.

                                   MANAGEMENT

     The following table sets forth certain information with respect to our executive officers and directors as of the date of this prospectus.

DIRECTORS AND EXECUTIVE OFFICERS

               NAME             AGE                           POSITION
               ----             ---                           --------
    Raymond W. Lindstrom......        Chairman of the Board, President and Chief Executive
                                56    Officer
    Stephen A. Aanderud.......  50    Chief Financial Officer and Assistant Secretary
    Howard J. Wasserteil......  49    Executive Vice President, Secretary, Director and Founder
    Joann E. Vazquez..........  37    Vice President of Product Development and Founder
    Karlin M. Conklin.........  41    Vice President of Bakery Operations
    Robert E. Schneider,
      PhD.....................  51    Director and Founder
    Gerald W. Frank...........  75    Director
    Joseph F. Tanous..........  50    Director
    Raymond Zimmerman.........  66    Director

     All directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. With the exception of Mr. Lindstrom, Mr. Aanderud, Mr. Wasserteil and Ms. Vazquez, who have employment agreements with the company, our executive officers are appointed and serve at the discretion of the Board of Directors. There are no family relationships among any of our directors, executive officers, or key personnel.

     Raymond W. Lindstrom has served as Marsee Baking's Chairman of the Board and Chief Executive Officer since November 1998 and as President since January 1999. From January 1997 to present, Mr. Lindstrom has served as a member of our Board of Directors. He served as President of Coachmaster International from November 1996 to November 1998. From January 1994 to June 1996, Mr. Lindstrom served as President and Chief Executive Officer of Restaurants Unlimited, Inc., which operated the Cinnabon concept.


     Stephen A. Aanderud has served as our Chief Financial Officer and Assistant Secretary since April 1, 1999 and previously served as a financial consultant to us since January 1999. From 1994 to 1998, he served as President, Chief Executive Officer and as a director of ThrustMaster, Inc., a computer toy and accessories manufacturing company. From 1993 to 1994, he also served as Vice President, Chief Financial Officer and Secretary of ThrustMaster.



     Howard J. Wasserteil is a co-founder of Marsee Baking and has served as our Secretary and a director since our founding in June 1992. He has served as Executive Vice President since February 1997. He also served as our President from June 1995 to February 1997 and as Vice President from June 1992 to June 1995.



     Joann E. Vazquez is a co-founder of Marsee Baking and has served as our Vice President of Product Development since January 1995. Before that, she served as our lead baker and production manager from January 1993 to January 1995. Ms. Vazquez graduated from San Francisco City College of Hotel and Restaurant Management and continued her education as a bakery apprentice in Florence, Italy, at the II Fornaio Bakery. She helped open the first bakeries for that company in the United States, and was a contributor to its cookbook, The II Fornaio Baking Book. She served as head pastry chef for several hotels and specialty bakeries in the San Francisco area before joining Marsee Baking.


     Karlin M. Conklin has served as our Vice President of Bakery Operations since September 1997. Before joining Marsee Baking, Ms. Conklin served as business improvement manager in the Portland division of Stream/R.R. Donnelley, overseeing operations and customer service from February 1996 to September 1997. During 1995, she served as general manager of Nor' Wester Brewing Company. From 1992 to 1994, Ms. Conklin served as director of the University of Oregon Lundquist Center for Entrepreneurship.

     Robert E. Schneider, Ph.D. is a co-founder of Marsee Banking and has served as a director since our founding in June 1992. From February 1997 to December 1998, he was our Executive Vice President of Quality Assurance, Product Development and Retail Merchandise and, from June 1992 to December 1998, he served as our Chairman of the Board. From June 1995 to February 1997, Dr. Schneider served as our Chief Executive Officer. From June 1992 to June 1995, he served as our President. Dr. Schneider is a practicing psychologist.



     Gerald W. Frank has served on our Board of Directors since January 1997. He currently serves as chairman of the Oregon Tourism Commission, a post he has held since 1996, and, since 1997, as a director of The Coast Airways. Mr. Frank is also the president of Gerry's Frankly Speaking, Inc., and a co-owner of Gerry Frank's Konditorei restaurant since 1982. Mr. Frank has previously served on the board of directors of U.S. Bancorp from 1960 to 1994 and on the board of directors of Standard Insurance Company from 1962 to 1995.


     Joseph F. Tanous has been a member of our Board of Directors since February 1999. He has served as chairman of the board of Templex, Inc., a telecommunications equipment company, since August 1997. He is also a director of Infinite Pictures, Inc., a position he has served since September 1997, and a director of Cascade Oncogenics, a position he has held since June 1996. Mr. Tanous is also a partner in Bison Ventures, a venture capital fund, which he co-founded in 1993.


     Raymond Zimmerman has served on our Board of Directors since May 1998. Mr. Zimmerman served as Chairman of Service Merchandise Co., Inc., a national merchandising business, from 1981 to April 1998, and from January 1999 to date. He was also its Chief Executive Officer from 1984 until April 1997. Mr. Zimmerman is also a director of The Limited, Inc.


BOARD COMMITTEES


     Our Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all of our officers and will establish and review general policies relating to compensation and benefits of our employees. The members of the Audit Committee are Mr. Tanous and Dr. Schneider. The members of the Compensation Committee are Messrs. Tanous, Frank and Zimmerman.


DIRECTOR COMPENSATION

     We reimburse each member of our Board of Directors for out-of-pocket expenses incurred in connection with attending board meetings. No member of our Board of Directors currently receives any additional cash compensation.


     In consideration for their services as directors, in March 1998, we granted to each of Messrs. Frank and Lindstrom options to purchase 20,000 shares of common stock and to each of Dr. Schneider and Messrs. Tanous and Wasserteil options to purchase 10,000 shares of common stock. These options have an exercise price of $1.00 per share. The shares underlying these options vest over a four-year period commencing on the date the director joined the board. In December 1998, contingent upon their continued service as directors, we granted to Messrs. Wasserteil and Zimmerman, and Dr. Schneider non-qualified stock options to purchase the following number of shares of common stock: Wasserteil, (10,000 shares), Zimmerman, (10,000 shares), and Dr. Schneider (2,500 shares). These options are fully vested upon grant and have an exercise price of $1.00 per share. Upon joining the Board in February 1999, Mr. Tanous received stock options to purchase up to 70,000 shares of common stock at an exercise price of $3 per share. The options vest monthly over a 12 month period. Mr. Lindstrom received additional stock options under the 1997 and 1998 Plans in connection with his employment as President and Chief Executive Officer.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     We have adopted provisions in our articles of incorporation and bylaws that will limit the liability of our directors to the fullest extent permitted by the Oregon Business Corporation Act. Pursuant to such provisions, no director will be liable to the company or its shareholders for monetary damages for breaches of certain fiduciary duties as a director of the company. The limitation of liability will not affect a director's liability for a breach of the director's duty of loyalty to the company or its shareholders, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, any unlawful distributions, or a transaction from which the director receives an improper personal benefit. The limitation of liability also will not affect the availability of equitable remedies such as injunctive relief or rescission.


     Our articles of incorporation will permit and our bylaws will require us to indemnify officers and directors to the fullest extent permitted by law. We have also entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the company, arising out of the person's services as a director or executive officer of Marsee Baking or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons based on the foregoing provisions, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.


EXECUTIVE COMPENSATION


     The following table sets forth information concerning the compensation we paid during the year ended December 31, 1998 to Mr. Lindstrom, our current Chairman, President and Chief Executive Officer, and Mr. Barnett, our former President and Chief Executive Officer:


                                                                   LONG TERM
                                                                 COMPENSATION
                                               ANNUAL               AWARDS
                                            COMPENSATION     ---------------------
                                           ---------------   SECURITIES UNDERLYING
                                                   SALARY        OPTIONS/SARS        ALL OTHER COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR     ($)               (#)                     ($)
       ---------------------------         ----   --------   ---------------------   ----------------------
Raymond W. Lindstrom,....................  1998   $ 18,750(1)        540,000                  $450(2)
  Chairman, President
  and Chief Executive Officer
Brad K. Barnett,.........................  1998    122,243          161,666(3)                  --
  former President and
  Chief Executive Officer

---------------
(1) Reflects $150,000 annualized salary of Mr. Lindstrom, whose employment with the company began on November 15, 1998.

(2) Reflects a monthly car allowance of $300 for 1 1/2 months of service.

(3) Subsequent to year-end, the company and Mr. Barnett agreed to replace 100,000 of these options with new options to purchase 60,000 shares of common stock at $1.00 per share as part of Mr. Barnett's separation from the company.

     The following table sets forth certain information concerning the individual grants of stock options made during the year ended December 31, 1998 to our current Chairman, President and Chief Executive Officer:


                                                                    PERCENT OF TOTAL
                                         NUMBER OF SECURITIES      OPTIONS GRANTED TO
                                          UNDERLYING OPTIONS      EMPLOYEES IN FISCAL      EXERCISE   EXPIRATION
                 NAME                         GRANTED(#)                  YEAR              ($/SH)       DATE
                 ----                    --------------------   ------------------------   --------   ----------
Raymond W. Lindstrom...................         20,000                      1%              $ 1.00        *
                                               140,000                     12                 1.00        *
                                               200,000                     17                 7.00        *
                                               200,000                     17                11.00        *

---------------

* These options will expire upon the fifth anniversary of the closing of this offering.


EMPLOYEE BENEFIT PLANS


     1993 Plan. In 1993, we adopted a Non-Qualified Stock Option Plan to grant non-qualified options to our key employees, directors, officers and consultants to acquire up to 100,000 shares of our common stock. The 1993 Plan was amended in 1996 to increase the number of shares available from 100,000 to 150,000. Options to purchase 96,908 shares of common stock were granted under the 1993 Plan before its termination on February 4, 1997. The options outstanding under the 1993 Plan at the time of its termination remain outstanding and exercisable by the optionees until the expiration of the specific option term. The Board cannot make new grants under the 1993 Plan.



     1997 Plan. On February 4, 1997, our Board of Directors adopted a more comprehensive plan called the 1997 Stock Option/Issuance Plan. The Board adopted the 1997 Plan to allow the company to grant incentive stock options as well as non-qualified stock options. ISOs are entitled to more favorable treatment under federal and state tax laws. As originally adopted, the 1997 Plan reserved 400,000 shares of common stock for issuance under it, subject to shareholder approval. The Board amended the Plan, again subject to shareholder approval, on November 5, 1997 to increase the number of shares available from 400,000 to 700,000 shares. Our shareholders approved the 1997 Plan and the Plan Amendment at the annual shareholders meeting held on January 22, 1998.



     The 1997 Plan provides for the issuance of stock options or shares to eligible participants. Eligible participants include officers, directors, key employees of or consultants to the company. The 1997 Plan is administered by the Board of Directors, or in its discretion, by a committee of not less than two directors. The board established the terms and conditions of options granted under the 1997 Plan, including the number of shares subject to the options, the exercise price of the options, and the time at which these options become exercisable. Options granted under the 1997 Plan are not transferable by the optionee other than by will or the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by the optionee. The terms of options issued under the 1997 Plan may not exceed 10 years and some options, by agreement, may not exceed five years from the date of the public offering. As of the date of this prospectus, options to purchase up to 479,187 shares of common stock have been granted under the 1997 Plan at an exercise price of $1.00 per share. All of the options are immediately exercisable, but the option shares, once acquired, are subject to repurchase by us at the exercise price paid per share. Our repurchase right lapses with respect to a portion of the option shares according to the optionee's vesting schedule. Most of these options are subject to three-, four- or five-year vesting provisions.



     1998 Plan. In December 1998, we adopted the 1998 Nonqualified Stock Option Plan. The purpose of the 1998 Plan is to promote our interests by providing eligible employees, directors, officers, consultants, agents, advisors, and independent contractors of or to Marsee Baking with the opportunity to participate in our growth and success, through ownership of equity interests in us. The Board of Directors has reserved a total of one million shares of common stock under the 1998 Plan. The 1998 Plan is administered by the Board of Directors, or in its discretion, by a committee of not less than two directors. The Board established the terms and conditions of options granted under the 1998 Plan, including the number of shares subject to the options, the exercise price of the options, and the time at which the options become exercisable. Options granted under the 1998 Plan are not transferable by the optionee other than by will or the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by the optionee. The terms of options issued under the 1998 Plan may not exceed 10 years and some options, by agreement, may not exceed five years from the date of the public offering. As of the date of this prospectus, options to purchase up to 765,750 shares of the company's common stock have been granted under the 1998 Plan at exercise prices of $1.00, $3.00, $6.00, $7.00 and $11.00 per share. All of the options are immediately exercisable and some are subject to a repurchase right by us that lapses with respect to a portion of the option shares according to the optionee's vesting schedule. Most of these options are subject to three-, four- or five-year vesting provisions.



     Corporate Transactions. In the event of certain corporate transactions, such as a merger or sale of Marsee Baking, each option outstanding under the 1993, 1997 and 1998 Plans will terminate upon the consummation of the corporate transaction and cease to be exercisable, unless assumed by the successor corporation or parent of the company. In connection with any corporate transaction, the Board of Directors may, at its discretion, (1) accelerate each or any outstanding option under the 1993, 1997 and 1998 Plans so that each option shall become fully exercisable, (2) arrange for each or any outstanding option to be assumed by the successor corporation or parent of the company, (3) arrange for the option to be replaced by a comparable cash incentive program of the successor corporation or (4) take none of the actions described in clauses
(1), (2) or (3) above and allow the option to terminate.


     401(k) Plan. Marsee Baking maintains a 401(k) tax-qualified employee savings and retirement plan covering all employees who satisfy certain eligibility requirements relating to minimum age and length of service. Based on the terms of the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan is intended to qualify under
Section 401 of the Internal Revenue Code so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable until withdrawn. The 401(k) Plan is available to our executive officers on terms not more favorable than those offered to other employees.

EMPLOYMENT AGREEMENTS


     We have entered into a two-year employment agreement, effective as of January 1, 1999, with Raymond W. Lindstrom. The agreement provides for the continued employment of Mr. Lindstrom as our President and Chief Executive Officer at a base salary of $150,000 per year. Mr. Lindstrom is also provided with an automobile expense allowance of $300 per month. Up to 50% of his base salary may be deferred at Mr. Lindstrom's sole discretion until the earlier of the company obtaining equity financing of $1,000,000 or more, including this offering, or October 1, 1999. The base salary will increase to $200,000 per year on the earlier of (1) two consecutive months during which the company achieves earnings before interest, taxes, depreciation and amortization of 10% or more of gross revenues, or (2) October 1, 1999.


     As further compensation, the agreement provides Mr. Lindstrom with the following stock options:

     - An incentive stock option to purchase up to 140,000 shares of common stock at an exercise price equal to the fair market value of the common stock at the time of grant ("Grant I");

     - A nonqualified stock option to purchase up to 200,000 shares of common stock at an exercise price of $7.00 per share ("Grant II");

     - A nonqualified stock option to purchase up to 200,000 shares of common stock at an exercise price of $11.00 per share ("Grant III"); and

     - A nonqualified stock option to purchase up to 100,000 shares of common stock upon the company achieving EBITDA of 10% of gross revenues or more for three consecutive months during 1999 or 2000, at an exercise price equal to the fair market value at the time the option is earned ("Grant IV").

     Grants I, II and III will vest over a 48-month period. Grant IV will vest fully as of the date it is earned. Mr. Lindstrom is also eligible for a cash incentive bonus equal to 40% of his base salary upon meeting performance goals to be determined by the Board of Directors. If we terminate Mr. Lindstrom's employment without cause, the option shares underlying Grants I, II and III will become vested through the end of the two-year term of his employment agreement.

     We have also entered into an employment agreement with Howard Wasserteil for a three-year term ending July 12, 1999. Under the agreement, Mr. Wasserteil will continue his full-time employment as our Executive Vice President at an annual salary of $86,400. In addition to cash compensation, Mr. Wasserteil received a stock option to purchase up to 10,000 shares of the company's common stock on each of December 31, 1996 and December 31, 1997 at an exercise price of $1.00 per share.

     Other material terms of the Wasserteil employment agreement include:

     - Our agreement to consider paying cash bonuses, granting additional stock options and increasing the salary payable to Mr. Wasserteil if certain financial performance goals (to be agreed upon) are met;

     - Payment of six months severance to Mr. Wasserteil if he is terminated by us without "cause" (as defined in the agreement) after the three-year term;

     - In the event of Mr. Wasserteil's death or permanent disability or upon his termination without cause, the payment of his salary through the end of the three-year term and an additional six months of severance pay;

     - Our right to terminate the employment agreement if Mr. Wasserteil is terminated for "cause" and to pay only his accrued salary and benefits through the termination date; and

     - Our agreement to carry life and disability insurance policies on Mr. Wasserteil in sufficient amounts to meet the obligations described above.

     We are a party to an Amended Employment and Stock Grant Agreement with Joann Vazquez, Vice President of Product Development, dated April 9, 1999. In the agreement, Ms. Vazquez has granted to the company an irrevocable, perpetual royalty-free license to use her proprietary recipes which she owned prior to her employment with us. All recipes, processes and techniques developed by Ms. Vazquez during her employment will become the property of the company. The agreement prohibits Ms. Vazquez from engaging in the following conduct for a period of two years following her termination if we terminate her employment for "cause" (as defined in the agreement):

     - Competing with the company, directly or indirectly;

     - Making disparaging statements about the company or its products; and

     - Soliciting any employee of the company for employment elsewhere.

     In addition, Ms. Vazquez is prohibited from engaging in the following conduct, regardless of time restrictions or whether the termination is with or without cause:

     - Disclosing any of our proprietary and confidential information (as defined in the agreement); and

     - Using our proprietary and confidential information.


     Effective December 31, 1998, Mr. Barnett resigned from his position as our President and Chief Executive Officer. We and Mr. Barnett entered into a Separation Agreement and Release, dated March 12, 1999, in which, in exchange for a release of all claims by Mr. Barnett, we agreed to pay his semi-monthly salary of $5,208 for a period of six months or until he begins employment elsewhere, whichever is sooner. The Separation Agreement also terminated his existing stock options to purchase 100,000 shares of common stock and replaced them with fully vested stock options to purchase 60,000 shares of common stock under the 1998 Plan at an exercise price of $1.00 per share.

                              CERTAIN TRANSACTIONS

SHAREHOLDER LOANS

     As of December 31, 1998, we owed certain directors, officers and their family members a total of approximately $229,000 for sums advanced to the company over the past several years. Most of the loans were made to finance new stores and to provide for general corporate purposes. The following table sets forth the names of the lenders who have made loans to the company in excess of $60,000 in the aggregate, the balance owing as of December 31, 1998, the interest rates and their maturity dates.

                                                BALANCE AS OF                     MATURITY
                   LENDER                     DECEMBER 31, 1998   INTEREST          DATE
                   ------                     -----------------   --------      -------------
Howard J. Wasserteil........................       $92,601         20.42%       June 30, 1999
                                                    36,682             *         May 31, 1999
Robert E. Schneider.........................        34,957         17.50        June 30, 1999
                                                    38,947             *               Demand

---------------
* These promissory notes, which secure the payment of certain credit card debts incurred by Mr. Wasserteil and Dr. Schneider on behalf of the company, have varying interest rates based on the agreements with the credit card companies. We are required to make monthly payments of principal and interest directly to these credit card companies.

WARRANT GRANTS FOR BANK LINE AND LETTER OF CREDIT GUARANTEES


     In October 1997, we arranged for a working capital line of credit of $250,000 with a domestic bank. To secure the line of credit, John Durbetaki, a former director, and Joseph Tanous, a current director, guaranteed the line of credit. As consideration for providing the guarantees, we granted to each of Messrs. Durbetaki and Tanous a warrant to purchase up to 5,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on November 4, 2004. In addition, we entered into a Contribution and Indemnity Agreement with the guarantors that provides for the sharing of liability between guarantors if the bank elects to enforce the guarantees. Further, we agreed under the agreement to indemnify the guarantors against any losses, liability and expenses resulting from the collection on the guarantees by the bank, and to use our best efforts to remove the guarantees by November 1, 2000. On April 29, 1999, Mr. Tanous agreed to personally guarantee an increase in the amount of our working capital line of credit by up to $750,000, for which he has received 150,000 shares of common stock.


     In May 1998, we obtained equipment lease financing secured by a letter of credit. The letter of credit is, in turn, secured by the personal guarantees of Messrs. Durbetaki and Tanous and by $108,000 in restricted cash provided by a shareholder. In consideration for the cash, the shareholder received 3,323 shares of Series C Preferred Stock and, in April 1998, he received a warrant to purchase 5,000 shares of common stock at an exercise price of $3.00 per share. As consideration for the personal guarantees, in April 1999, Messrs. Durbetaki and Tanous each received a warrant to purchase 5,000 shares of common stock at an exercise price of $3.00 per share. The warrants expire on November 1, 2004.

OPTIONS FOR PAST SERVICES


     In December 1998, Mr. Tanous received a stock option to purchase up to 30,000 shares of common stock at an exercise price of $1 per share for past services rendered as a consultant to the company and as an advisor to our Board of Directors. The option is fully vested.


WARRANT GRANTS FOR LEASE GUARANTEES


     Mr. Howard J. Wasserteil and Dr. Robert E. Schneider, and their respective spouses, have personally guaranteed certain real property leases and corporate loans to the company. In consideration for these personal guarantees, Mr. Wasserteil and Dr. Schneider received warrants to purchase 48,235 and 44,230 shares of our common stock, respectively, at an exercise price of $1.00 per share. The warrants expire on November 1, 2004.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth, as of June 30, 1999, the number and percentage of outstanding shares of common stock beneficially owned by all persons that own beneficially more than 5% of our common stock, by each of our directors and executive officers individually and by all of our directors and executive officers as a group, and as adjusted to reflect the sale of all of the shares of common stock sold in this offering (assuming that none of the shares are purchased by these persons).





                                                       BEFORE OFFERING                 AFTER OFFERING
                                                -----------------------------   -----------------------------
                                                   SHARES           % OF           SHARES           % OF
        NAME AND ADDRESS OF BENEFICIAL          BENEFICIALLY    COMMON STOCK    BENEFICIALLY    COMMON STOCK
          OWNER OR IDENTITY OF GROUP               OWNED        OUTSTANDING        OWNED        OUTSTANDING
        ------------------------------          ------------   --------------   ------------   --------------
Raymond W. Lindstrom..........................     461,666          23.3%          461,666           7.9%
Howard J. Wasserteil..........................     426,401          25.9           432,737           7.9
Robert E. Schneider, Ph.D.....................     418,396          25.8           418,396           7.7
Joseph Tanous.................................     285,000          17.4           383,743           7.0
Raymond Zimmerman.............................      10,000             *           350,623           6.5
Gerald W. Frank...............................      24,333           1.6            27,469             *
Gary S. Holmes................................      10,000             *           350,541           6.5
Roitenberg Investments, Inc...................      10,000             *           350,613           6.5
All executive officers and directors as a
  group (9 persons)...........................   1,901,368          75.3         2,350,233          36.9



     All of the executive officers and directors can be reached at the address of Marsee Baking. The address for Mr. Holmes is 2575 University Avenue West, St. Paul, Minnesota 55114-1024, and for Roitenberg Investments is 5500 Wayzata Blvd., #1065, Minneapolis, Minnesota 55416. Beneficially owned shares include shares which may be acquired (i.e., through exercise of warrants or options) within 60 days of June 30, 1999. The percentage ownership before the offering is based on 1,522,161 shares of common stock outstanding. The percentage ownership after the offering is calculated based on 5,369,968 shares outstanding, which includes the 1,750,000 shares of common stock sold in this offering, the conversion of all Series A, B, C and D Preferred Stock into 2,077,421 shares of common stock, and the payment of accrued Series D Preferred Stock dividends by the issuance of 20,384 shares of common stock.



                           DESCRIPTION OF SECURITIES


     The authorized capital stock of the company is 19,000,000 shares, consisting of 15,000,000 shares of common stock, no par value, and 4,000,000 shares of preferred stock, no par value. Upon the closing of the offering, all shares of Series A, B, C and D Preferred Stock currently outstanding will be converted to common stock, and no shares of preferred stock will be outstanding.

COMMON STOCK


     As of June 30, 1999, there were 1,522,161 shares of common stock outstanding. Following this offering, 5,369,968 shares of common stock will be issued and outstanding. See "Capitalization." Holders of common stock are entitled to one vote per share on all matters on which shareholders are entitled to vote. Because holders of common stock do not have cumulative voting rights or preemptive or other subscription rights, the holders of a majority of the shares of common stock can elect all of the members of the Board of Directors. Our common stock is not redeemable by us. Holders of shares of common stock are entitled to any dividends as may be declared by the Board of Directors out of legally available funds. If Marsee Baking is liquidated, dissolved or wound up, the holders of our common stock are entitled to receive pro rata of all of our assets available for distribution to its shareholders after payment of liquidation preferences of any outstanding shares of preferred stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

PREFERRED STOCK


     Outstanding Preferred Stock. The rights, designations, preferences, privileges, qualifications and restrictions of the currently outstanding shares of Series A, B, C and D Preferred Stock are described in our articles of incorporation and certificates of designations, as amended, which documents have been filed as exhibits to the registration statement of which this prospectus is a part. Effective upon the closing of the offering, all outstanding shares of Series A, B, C and D Preferred Stock will be automatically converted into the number of shares of common stock required by their respective conversion ratios (after giving effect to anti-dilution adjustments) set forth below, and no shares of preferred stock of any series will remain outstanding.


               AUTHORIZED      SHARES       CONVERSION     SHARES OF COMMON STOCK
DESIGNATION      SHARES      OUTSTANDING      RATIO       ISSUABLE UPON CONVERSION
-----------    ----------    -----------    ----------    ------------------------
Series A        100,000         52,667      1:1                     52,667
Series B        510,575        510,575      1:1.02396              522,808
Series C        168,000        129,121      1:10.30227           1,330,239
Series D         22,507         16,667      1:10.30227             171,707

     The conversion of the outstanding series of preferred stock into common stock is mandatory upon the closing of this offering without any further action by the holders of the preferred stock. The conversion will result in a reduction of the proportionate interest in the company held by the holders of the outstanding shares of common stock prior to the offering. See "Dilution."


     Blank Check Preferred Stock. Subject to the provisions of the amended and restated articles of incorporation, which will become effective upon the closing of the offering, and to the limitations prescribed by law, the Board of Directors will have the authority, without further action by the shareholders, to issue up to 4,000,000 shares of preferred stock in one or more series. The Board of Directors will have the power and authority to fix the rights, designations, preferences, privileges, qualifications and restrictions of the preferred stock, including the number of shares, dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. We will not issue any shares of preferred stock unless:


     - the issuance of the preferred stock is approved by a majority of the disinterested and independent directors who will have access, at the company's expense, to the company's legal counsel or to an independent legal counsel;

     - the preferred stock is offered to promoters on the same terms as those offered to existing shareholders or to new shareholders; and

     - the issuance, if it occurs within three years of this offering, is approved by the underwriter by prior written consent, which consent will not be unreasonably withheld.


We have no present plans to issue any shares of preferred stock.



     One of the effects of the existence of undesignated preferred stock is to enable the Board of Directors to render more difficult or to discourage a third party's attempt to obtain control of Marsee Baking by means of a tender offer, proxy contest, merger, or otherwise, which thereby protects the continuity of our management. The issuance of shares of preferred stock may also discourage a party from making a bid for the common stock because the issuance may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference, or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage or delay bids for the common stock or may otherwise adversely affect the market price of the common stock.

WARRANTS


     Purchase Warrants Sold in This Offering. The following is a brief summary of certain provisions of the purchase warrants, but the summary does not purport to be complete and is qualified in all respects by reference to the actual text of the purchase warrant agreement between the company and ChaseMellon Shareholder Services, Inc., the warrant agent. A copy of the purchase warrant agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. You are urged to read the purchase warrant agreement in its entirety.



     Exercise Price and Terms. Each purchase warrant entitles its holder to purchase, at any time for a period of 5 years from the closing date of this offering, one share of our common stock at a price of $5.50 per share, subject to adjustment according to the antidilution and other provisions referred to below. The purchase warrants will expire on the fifth anniversary of this offering.



     The holder of a purchase warrant may exercise the purchase warrant by surrendering the certificate representing the purchase warrant to the transfer agent and paying the exercise price. Subject to prior redemption as described below, the purchase warrants may be exercised at any time in whole or in part at the applicable exercise price until their expiration. No fractional shares will be issued upon the exercise of the purchase warrants.



     If a market for the purchase warrants develops, the holder may sell the purchase warrants instead of exercising them. There can be no assurance, however, that a market for the purchase warrants will develop or continue. If we are unable to qualify for sale in particular states the common stock underlying the purchase warrants, holders of the purchase warrants residing in such states and desiring to exercise the purchase warrants will have no choice but to sell such purchase warrants or allow them to expire.



     After the offering, the purchase warrants are subject to redemption by us upon 30 days' prior written notice at $0.25 per purchase warrant if the closing bid price of the common stock, as reported on the Nasdaq SmallCap Market or as reported on a national or regional securities exchange, for 30 consecutive trading days ending within ten days of the notice of redemption, averages in excess of $10.00 per share, subject to adjustment. We are required to maintain an effective registration statement with respect to the common stock underlying the purchase warrants as a condition to redemption of the purchase warrants. Before the first anniversary of the closing date of the offering, the purchase warrants will not be redeemable by us without the written consent of the underwriter. If we exercise the right to redeem the purchase warrants, the purchase warrants will be exercisable until the close of business on the date for redemption fixed in the notice. In that event, any purchase warrant holder may either (1) exercise the purchase warrants and pay the exercise price at a time when it may be less advantageous economically to do so, or (2) accept the redemption price in consideration for cancellation of the purchase warrant, which could be substantially less than the market value of the purchase warrant at the time of redemption.


     The exercise price of the purchase warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     The company has authorized and reserved for issuance a sufficient number of shares of common stock to accommodate the exercise of all purchase warrants to be issued in this offering. All shares of common stock issued upon exercise of the purchase warrants, if exercised according to their terms, will be fully paid and nonassessable.


     Adjustments. The exercise price and the number of shares of common stock purchasable upon exercise of the purchase warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the common stock, or sale by the company of shares of its common stock (or other securities convertible into or exercisable for common stock) at a price per share or share equivalent below the then-applicable exercise price of the purchase warrants or the then-current market price of the common stock, whichever is lower. Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger of Marsee Baking with or into another corporation, or sale of substantially all of our assets to enable purchase warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in that event by a holder of that number of shares of common stock that would have been issued upon exercise of the purchase warrant immediately before that event. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $0.05 or more. No adjustments to the exercise price of the purchase warrants will be made for dividends (other than stock dividends) paid on the common stock or upon exercise of the purchase warrants, the underwriter's warrant or any other options or warrants outstanding as of the date of this prospectus.


     Warrant Holder Not a Shareholder. The purchase warrants do not confer upon their holders any dividend, voting, preemption or any other rights as shareholders of Marsee Baking.



     Outstanding Warrants. As of June 30, 1999, there were outstanding 14 warrants to purchase an aggregate of 382,215 shares of our common stock at exercise prices ranging from $1.00 to $3.00 per share. Each warrant entitles its holder to purchase shares of common stock in the number and price as specified in the warrant. The exercise price and number of shares are subject to adjustment proportionately for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares of common stock or the payment of stock dividends or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us. We will not be required to issue fractional shares upon exercise of a warrant. The holder of a warrant does not possess any rights as a shareholder of Marsee Baking until the holder exercises the warrant.



     In addition, in connection with an equipment lease financing, we have issued to the financing company a warrant to purchase up to 1,500 shares of Series C Preferred Stock at a price of $32.50 per share. The holder may, at its option, elect to purchase shares of common stock into which the shares of Series C Preferred Stock are then convertible, at a purchase price as adjusted according to a specified conversion rate. Upon the closing, the holder will be entitled to purchase up to 15,453 shares of common stock at an exercise price of $3.135. If the fair market value of our common stock is greater than the exercise price then in effect, then the warrant will be deemed automatically exercised. The number of shares subject to the warrant and the warrant price are subject to adjustment upon reclassification or merger, subdivision or combination of shares or the payment of stock dividends to the holders of Series C Preferred Stock or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us.


CASH AND STOCK DIVIDENDS TO CURRENT HOLDERS OF PREFERRED STOCK


     Cash Dividends to Holders of Series A Preferred Stock. The holders of Series A Preferred Stock are entitled to receive dividends at the rate of $0.60 per share per year, which accrue from day-to-day, whether or not earned or declared. The holders of Series A Preferred Stock will be entitled to receive an aggregate of approximately $120,000 in accrued dividends, assuming a closing date of September 20, 1999 for this offering. We intend to pay the full amount of the accrued dividends upon the closing of the offering.



     Stock Dividends to Holders of Series D Preferred Stock. The holders of Series D Preferred Stock are entitled to receive dividends at the rate of $4.20 per share per year, which accrue day to day, whether or not earned or declared. These accrued dividends are payable in shares of Series D Preferred Stock at an assumed value of $60.00 per share. The stock dividend will become payable in shares of common stock at our election upon the closing of the offering. The holders of Series D Preferred Stock are entitled to receive approximately 20,384 shares of common stock, assuming a closing date of September 26, 1999 for this offering.


BRIDGE FINANCING OF PROMISSORY NOTES AND COMMON STOCK


     From January 1998 through April 1999, we sold 502,800 units of securities at a price of $5.00 per unit, each unit consisting of one share of common stock and a promissory note in the principal amount of $5.00 bearing interest at the rate of eight percent per year. The principal and accrued interest on the note are due and payable within nine months of the date of the promissory note or upon the closing of a public offering of the common stock, whichever is earlier.

REGISTRATION RIGHTS


     After the offering, the current holders of 129,121 shares of Series C Preferred Stock and 16,667 shares of Series D Preferred Stock may be entitled, upon expiration of lock-up agreements with the underwriter, to certain rights with respect to registration under the Securities Act of 1,501,946 shares of common stock into which the shares of Series C and Series D Preferred Stock will be converted at the closing of this offering. Under the terms of an investors rights agreement between Marsee Baking and the holders of these securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration statement. Further, holders may require us to file registration statements on Form S-3 at our expense when the form becomes available for use by us. All registration rights are subject to certain conditions and limitations, including the right of the underwriter of an offering to limit the number of shares to be included in the registration.



     The holder of the warrant to purchase Series C Preferred Stock is also entitled to notice of a proposed registration of securities by us, and may require us to include in the registration the holder's securities. We will bear all expenses of the registration and reimburse the holder for its reasonable fees (not exceeding $2,500 for each registration) and disbursement expenses of one counsel chosen by the holder.



     We entered into a consulting agreement dated January 12, 1999 with two parties to act as consultants and advisors to us. In connection with the engagement, we granted to each party a five-year warrant to purchase up to 125,000 shares of common stock at an exercise price of $1.00 per share. The shares underlying these warrants have "piggyback" registration rights on the same terms and conditions granted to the holders of Series C and Series D Preferred Stock, as described above.



     The underwriter has certain registration rights in connection with the shares of common stock underlying the underwriter's warrants.


CERTAIN ANTITAKEOVER EFFECTS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND PROVISIONS OF OREGON LAW


     Articles of Incorporation and Bylaws. Our amended and restated articles and bylaws which will become effective upon the closing of this offering will contain provisions that may have the effect of delaying, deferring or preventing a change in control. These provisions include:


     - The ability of the Board of Directors, without further shareholder approval, to issue up to 4 million shares of preferred stock;

     - The requirement of a classified board whenever there are six or more directors, with each class containing as nearly as possible one-third of the total number of directors and the members of each class serving for staggered three-year terms;

     - The prohibition of cumulative voting for the election of directors; and


     - The requirement of no less than 60 days' advance notice with respect to nominations of directors or other matters to be voted on by shareholders other than by or at the direction of the Board of Directors.



     Oregon Control Share and Business Combination Statutes. Oregon law may restrict the ability of significant shareholders of Marsee Baking to exercise voting rights. The law generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in such person holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation. If such a transaction occurs, the person cannot vote the shares unless voting rights are restored to those shares by:


     - A majority of the outstanding voting shares, including the acquired shares, and

     - The holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation's officers and inside directors.

This law is construed broadly and may apply to persons acting as a group.

     The restricted shareholder may, but is not required to, submit to the company a statement setting forth information about itself and its plans with respect to the company. The statement may request that the company call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting such voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in a transaction subject to this law.


     We are also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. These provisions generally prohibit a corporation from entering into a business combination transaction with a person, or affiliate of such person, for a period of three years from the date such person acquires 15% or more of the voting stock of the corporation. For the purpose of this law, the prohibition generally applies to the following:


     - A merger or plan of share exchange;


     - Any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation; and



     - Transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.


     However, the general prohibition does not apply if:

     - The 15% shareholder, as a result of the transaction in which such person acquired 15% of the shares, owns at least 85% of the outstanding voting stock of the corporation;


     - The Board of Directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation's outstanding voting stock; or



     - The Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction after the shareholder acquires 15% or more of the corporation's voting stock.


NASDAQ AND EXCHANGE LISTINGS


     We have applied to list our common stock and purchase warrants for quotation on the Nasdaq SmallCap Market under the trading symbols "MSEE" and "MSEEW," respectively. We have also applied to list our common stock and purchase warrants on the Boston Stock Exchange under the trading symbols [MRB] and [MRBW], respectively.


TRANSFER AGENT AND REGISTRAR


     We have appointed ChaseMellon Shareholder Services, Inc. of Seattle, Washington as the transfer and warrant agent and as registrar for our common stock and purchase warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

SHARES ELIGIBLE


     Upon completion of the offering, we will have outstanding an aggregate of 5,366,867 shares of common stock, assuming no exercise of the underwriter's over-allotment option, outstanding warrants (including the purchase warrants) and employee stock options. Of these shares, the 1,750,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally be sold only in compliance with the limitations of Rule 144 as described below. The remaining 3,616,867 shares of common stock are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, as described below.


LOCKUP AGREEMENTS


     A number of holders of currently outstanding common stock, options and warrants, and all of our executive officers and directors, have agreed that they will not offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into common stock, for periods ranging from 6 months to 48 months after the date of this prospectus. The lock-up period and the number of securities subject to the lock-up, stated in terms of common stock equivalents, are set forth below:



LOCK-UP PERIOD                                         COMMON STOCK    OPTIONS    WARRANTS
--------------                                         ------------   ---------   --------
6 months.............................................      310,581           --        --
14 months............................................      714,772           --   125,000
24 months............................................      514,181      314,024   154,750
48 months............................................    2,056,066    1,020,789   102,465
Not covered by lock-up...............................       21,667        6,232    15,453



     Certain directors, officers and holders of 5% or more of our common stock (together, the "Promoters") are subject to lock-up agreements with us for a term of 48 months. These lock-up agreements restrict the sale of all Promoters' shares of common stock, options and warrants to purchase common stock and the shares of common stock issuable upon exercise of the options and warrants, for a period of two years from the closing date of this offering. Thereafter, two and one half percent of the total number of the Promoter's shares remaining in the lock-up arrangement will be released each quarter for the following two years. All remaining securities will be released on the fourth anniversary from the closing date of this offering. If our aggregate revenues remain above $500,000 per year and the our auditors remove their statement regarding our ability to continue as a going concern in the next audit of our financial statements, then all of the Promoters' securities will be released from the lock-up arrangement on the second anniversary of the closing date of this offering.



     With respect to lock-up agreements with the underwriter, the underwriter, in its sole discretion, may release these persons from their lock-up agreements at any time without notice.


SALE OF RESTRICTED SECURITIES UNDER RULE 144


     In General. The 3,617,267 restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Due to contractual restrictions, the lock-up agreements described above and the provisions of the Securities Act, additional shares will be available for sale under Rule 144 in the public market as follows:



     - 21,667 shares of common stock (plus 6,232 shares issuable upon exercise of stock options and 15,453 shares issuable upon exercise of warrants) will be eligible for sale in the public market after 90 days following the date of this prospectus;

     - An additional 310,581 shares of common stock that have been held for more than a year will be eligible for sale upon the expiration of the lock-up agreements expiring six months after the date of the final prospectus prepared in this offering;

     - An additional 714,772 shares of common stock (plus 125,000 shares issuable upon exercise of warrants) will be eligible for sale upon the expiration of the lock-up agreements expiring 14 months after the date of the final prospectus;

     - An additional 514,181 shares of common stock (plus 314,024 shares issuable upon exercise of stock options and 154,750 shares issuable upon exercise of warrants) will be eligible for sale upon expiration of the lock-up agreements expiring 24 months after the date of the final prospectus; and


     - An additional 2,035,066 shares of common stock (plus 1,020,789 shares issuable upon exercise of stock options and 102,465 shares issuable upon exercise of warrants) will be eligible for sale upon 48 months after the closing date of this offering, unless our aggregate revenues remain above $500,000 per year and our auditors remove their statement regarding our ability to continue as a going concern in the next audit of our financial statements, in which case,



        - An additional 43,045 to 51,392 shares of common stock (plus 21,384 to 25,530 shares issuable upon exercise of stock options and 2,146 to 2,562 shares issuable upon exercise of warrants) will be eligible for sale in each quarter beginning 24 months after the closing date of this offering for a period of two years.



     Sale of Restricted Shares Under Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year can sell, within any three-month period, beginning after the date of the prospectus, a number of shares of common stock that does not exceed the greater of


     (1) 1% of the then-outstanding shares of common stock (about 53,669 shares immediately after the offering), or

     (2) the average weekly trading volume of the common stock during the four calendar weeks before the notice of the Rule 144 sale is filed.


Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information about us.


     In addition, any person not deemed to have been our affiliate at any time during the 90 days before a sale and who has beneficially owned the shares proposed to be sold for at least two years may sell those shares under Rule 144(k) without regard to the volume limitations described above.


     Registration of Restricted Shares in the Future. After the closing of the offering, the holders of approximately 1,767,399 shares of common stock, including approximately 265,453 shares of common stock issuable upon exercise of outstanding warrants, will be entitled to certain rights with respect to the registration of the shares under the Securities Act. The underwriter also has certain registration rights in connection with the shares of common stock underlying the underwriter's warrants. In addition, we may file a registration statement under the Securities Act to register shares of common stock reserved for issuance under our stock option plans after 24 months from the date of this prospectus. As of June 30, 1999, options to purchase approximately 1,341,445 shares of common stock were outstanding under these stock option plans. The effect of filing registration statements for these shares is that non-affiliates may resell the registered shares in the public market without restriction under the Securities Act.


EFFECT OF SALES OF SHARES


     Before this offering, there has been no market for our common stock, and no precise prediction can be made about any effect that market sales of common stock or the availability for sale of the common stock will have on the market price of the common stock. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect the market price and could impair our future ability to raise additional capital through the sale of our equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, Barron Chase Securities, Inc., the underwriter, has agreed to purchase from the company an aggregate of 1,750,000 shares of common stock and 1,750,000 purchase warrants. These securities are offered by the underwriter subject to prior sale, when, as and if delivered to and accepted by the underwriter and subject to approval of certain legal matters by counsel and certain other conditions. The underwriter is committed to purchase all of the securities offered by this prospectus, if any are purchased (other than those covered by the over-allotment option described below). All material terms of the underwriting agreement have been summarized below.


     The company has been advised by the underwriter that the underwriter proposes to offer the securities to the public at the offering prices set forth on the cover page of this prospectus. The underwriter has advised the company that the underwriter proposes to offer the securities through members of the National Association of Securities Dealers, Inc., and may allow concessions, in its discretion, to certain selected dealers who are members of the NASD and who agree to sell the securities in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the underwriter is to receive.


     The company has granted to the underwriter an over-allotment option, exercisable for 45 days from the date the registration statement becomes effective, to purchase up to an additional 262,500 shares of common stock and an additional 262,500 purchase warrants at the respective public offering prices less the underwriting discounts set forth on the cover page of this prospectus.

     Officers and directors of the company may introduce the underwriter to persons to consider this offering and to purchase securities either through the underwriter or through participating dealers. In this connection, no securities have been reserved for those purchases, and officers and directors will not receive any commissions or any other compensation.

     The company has agreed to pay to the underwriter a commission of 10% of the gross proceeds of this offering as the underwriting discount, including the gross proceeds from the sale of the over-allotment option, if exercised. In addition, the company has agreed to pay to the underwriter a non-accountable expense allowance of three percent of the gross proceeds of this offering, including proceeds from any securities purchased through the over-allotment option. The company has paid to the underwriter a $50,000 advance in respect of the non-accountable expense allowance. The underwriter's expenses in excess of the non-accountable expense allowance will be paid by the underwriter. If the expenses of the underwriter are less than the amount of the non-accountable expense allowance received, then the excess will be deemed to be additional compensation to the underwriter. The underwriter has informed the company that it does not expect sales to discretionary accounts to exceed five percent of the total number of securities offered by the company in this offering.

     The company has agreed to engage the underwriter as a financial advisor at a fee of $108,000, which is payable to the underwriter on the closing date of this offering. Pursuant to the terms of a financial advisory agreement, the underwriter has agreed to provide, at the company's request, advice to the company concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. The company has also agreed that if the company participates in any transaction which the underwriter has introduced to the company during a period of five years after the closing (including mergers, acquisitions, joint ventures and any other business transaction for the company introduced by the underwriter), and which is consummated after the closing (including an acquisition of assets or stock for which it pays, in whole or in part, with shares or other securities of the company), or if the company retains the services of the underwriter in connection with any such transaction, then the company will pay for the underwriter's services an amount equal to five percent of up to one million dollars of value paid or received in the transaction, four percent of the next million of such value, three percent of the next million of such value, two percent of the next million of such value, and one percent of the next million dollars of such value and of all such value above $4 million.

     Prior to this offering, there has been no public market for the shares of common stock or the purchase warrants. Consequently, the initial public offering prices for the securities, and the terms of the purchase warrants (including the exercise price of the purchase warrants), have been determined by negotiation between the company and the underwriter. Among the factors considered in determining the public offering prices were the history of, and the prospects for, the company's business, an assessment of the company's management, the company's past and present operations, its development and the general condition of the securities market at the time of this offering. The initial public offering prices do not necessarily bear any relationship to the company's assets, book value, earnings, or other established criteria of value. These prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the common stock or the purchase warrants will develop after the offering, or if a public market in fact develops, that such public market will be sustained, or that the common stock or the purchase warrants can be resold at any time at the offering or any other price.


     At the closing, the company will issue to the underwriter and/or persons related to the underwriter, for nominal consideration, common stock underwriter warrants to purchase up to 175,000 shares of common stock and warrant underwriter warrants to purchase up to 175,000 warrants. The common stock underwriter warrants and the warrant underwriter warrants are sometimes referred to in this prospectus as the "underwriter warrants". The underwriter warrants and the securities underlying the underwriter warrants are registered pursuant to this registration statement. The underwriter warrants will be exercisable for a five-year period commencing on the effective date of the registration statement. The initial exercise price of each common stock underwriter warrant shall be $8.25 per underlying share (165% of the public offering price). The initial exercise price of each warrant underwriter warrant shall be $0.20625 per underlying warrant (165% of the public offering price). The initial exercise price of each underlying warrant shall be $9.075 per share. The underwriter warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the effective date by the holder, except (1) to officers of the underwriter and members of the selling group and officers and partners thereof; (2) by will; or (3) by operation of law.


     The underwriter warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The underwriter warrants contain net issuance provisions permitting the holders thereof to elect to exercise the underwriter warrants in whole or in part and instruct the company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. The net exercise provision has the effect of requiring the company to issue shares of common stock without a corresponding increase in capital. A net exercise of the underwriter warrants will have the same dilutive effect on the interests of the company's shareholders as will a cash exercise. The underwriter warrants do not entitle the holders of the underwriter warrants to any rights as shareholders of the company until the underwriter warrants are exercised and shares of common stock are purchased thereunder.

     The underwriter warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act of 1933. The company has agreed that if it causes a post-effective amendment, a new registration statement, or similar offering document to be filed with the Securities and Exchange Commission, the holders will have the right, for seven years from the effective date, to include in the registration statement or offering statement the underwriter warrants or the securities issuable upon their exercise at no expense to the holders. Additionally, the company has agreed that, upon request by the holders of fifty percent or more of the underwriter warrants during the period commencing one year from the effective date and expiring four years thereafter, the company will, under certain circumstances, register the underwriter warrants and/or any of the securities issuable upon their exercise.

     In order to facilitate the offering of the common stock and purchase warrants, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock and purchase warrants. Specifically, the underwriter may overallot in connection with the offering, creating a short position in the common stock and purchase warrants for its own account. In addition, to cover overallotments or to stabilize the price of the common stock and purchase warrants, the underwriter may bid for, and purchase, shares of common stock and purchase warrants in the open market. Finally, the underwriter may reclaim selling concessions allowed to a dealer for distributing the common stock and purchase warrant in the offering, if the underwriter repurchases previously distributed common stock or purchase warrants in transactions to cover the underwriter's short position, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock and purchase warrants above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

     The company has agreed to indemnify the underwriter against any costs or liabilities incurred by the underwriter by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement and this prospectus filed by the company with the Securities and Exchange Commission. The underwriter has in turn agreed to indemnify the company against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement and this prospectus, based on information relating to the underwriter and furnished in writing by the underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.


     The discussion above is merely a summary of all material terms of the agreements, and does not purport to be complete. You should review each of the referenced documents which have been filed as exhibits to the registration statement.


                                 LEGAL MATTERS

     The validity of the common stock and purchase warrants offered hereby will be passed upon for the company by Tonkon Torp LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriter by David A. Carter, P.A., Boca Raton, Florida.

                                    EXPERTS


     The financial statements of Oregon Baking Company dba Marsee Baking as of December 31, 1997 and 1998, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1998 financial statements contains an explanatory paragraph that states that the company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of the uncertainty as to the company's ability to continue as a going concern.

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed a Registration Statement on Form SB-2 relating to the common stock and purchase warrants being offered for sale through this offering with the Securities and Exchange Commission. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information described in the registration statement. For further information about Marsee Baking and its securities, you should read our registration statement, including the exhibits and schedules. In addition, we will be subject to the requirements of the Securities Exchange Act of 1934 following this offering and thus will file annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should review the contract or document which has been filed as an exhibit to the registration statement.



     Following the offering, we intend to furnish our shareholders with annual reports containing audited financial statements.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets as of December 31, 1997 and 1998, and June
  30, 1999 (unaudited)......................................  F-3
Statements of Operations for the years ended December 31,
  1997 and 1998, and the six months ended June 30, 1998 and
  1999 (unaudited)..........................................  F-4
Statements of Shareholders' (Deficit) Equity for the years
  ended December 31, 1997 and 1998, and the six months ended
  June 30, 1999 (unaudited).................................  F-5
Statements of Cash Flows for the years ended December 31,
  1997 and 1998, and the six months ended June 30, 1998 and
  1999 (unaudited)..........................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Oregon Baking Company
dba Marsee Baking:

     We have audited the accompanying balance sheets of Oregon Baking Company dba Marsee Baking (the Company) as of December 31, 1997 and 1998, and the related statements of operations, shareholders' (deficit) equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oregon Baking Company dba Marsee Baking as of December 31, 1997 and 1998, and results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          /s/ KPMG LLP


Portland, Oregon
February 23, 1999

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                                 BALANCE SHEETS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




                                                                 DECEMBER 31,
                                ASSETS                        ------------------     JUNE 30,
                                                               1997       1998         1999
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
Current assets:
  Cash......................................................  $    91    $    21      $    21
  Restricted cash...........................................       --        108          108
  Accounts receivable.......................................       54        253          194
  Inventories...............................................       64        269          188
  Prepaid and other assets..................................       46        134          303
                                                              -------    -------      -------
        Total current assets................................      255        785          814
Property and equipment, net.................................    2,634      7,511        6,846
Other assets, net...........................................      118        378          620
                                                              -------    -------      -------
        Total assets........................................  $ 3,007    $ 8,674      $ 8,280
                                                              =======    =======      =======

                        LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Line of credit............................................  $   250    $   250      $   750
  Accounts payable..........................................      915      2,250        1,664
  Accrued liabilities.......................................      232        735          689
  Notes payable.............................................       --        525        2,514
  Current portion of capital lease obligations..............       88        574          603
  Current portion of long-term debt.........................      168        370          371
  Current portion of long-term debt to related parties......       89        229          404
                                                              -------    -------      -------
        Total current liabilities...........................    1,742      4,933        6,995
Capital lease obligations, net of current portion...........      221      1,019          712
Long-term debt, net of current portion......................    1,006      1,544        1,382
Long-term debt to related parties, net of current portion...      128        190           --
Cumulative dividends payable on preferred stock series D and
  A.........................................................       68        168          218
                                                              -------    -------      -------
        Total liabilities...................................    3,165      7,854        9,307
                                                              -------    -------      -------
Commitments and contingencies
Shareholders' (deficit) equity:
  Preferred stock, authorized 4,000,000 shares (liquidation
    preference of $6,541):
    Cumulative preferred stock series D, no par value;
      authorized 22,507 shares, -0-, 16,667 and 16,667
      issued outstanding at December 31, 1997 and 1998, and
      June 30, 1999 (unaudited), respectively...............       --      1,000        1,000
    Cumulative preferred stock series A, no par value;
      authorized 100,000 shares; 52,667 issued and
      outstanding at December 31, 1997 and 1998, and June
      30, 1999 (unaudited), respectively....................      281        281          281
    Preferred stock series B, no par value; authorized
      510,575 shares, 510,575 issued and outstanding at
      December 31, 1997 and 1998, and June 30, 1999
      (unaudited), respectively.............................    1,143      1,143        1,143
    Preferred stock series C, no par value; authorized
      168,000 shares, -0-, 129,121 and 129,121 issued and
      outstanding at December 31, 1997 and 1998, and June
      30, 1999 (unaudited), respectively....................       --      4,117        4,117
  Common stock, no par value; authorized 15,000,000 shares,
    868,961, 868,961 and 1,522,161 issued and outstanding at
    December 31, 1997 and 1998, and June 30, 1999
    (unaudited), respectively...............................      476        626          930
  Warrants..................................................       41        156          245
  Accumulated deficit.......................................   (2,099)    (6,503)      (8,743)
                                                              -------    -------      -------
        Total shareholders' (deficit) equity................     (158)       820       (1,027)
                                                              -------    -------      -------
        Total liabilities and shareholders' (deficit)
          equity............................................  $ 3,007    $ 8,674      $ 8,280
                                                              =======    =======      =======


                See accompanying notes to financial statements.

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                            STATEMENTS OF OPERATIONS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                     YEARS ENDED              SIX MONTHS
                                                     DECEMBER 31,           ENDED JUNE 30,
                                                  ------------------    ----------------------
                                                   1997       1998        1998         1999
                                                  -------    -------    --------    ----------
                                                                             (UNAUDITED)
Revenues:
  Bakery-Cafes..................................  $ 4,140    $ 9,761    $  4,512    $    4,720
  Wholesale.....................................      808      2,895       1,447         1,072
                                                  -------    -------    --------    ----------
          Total revenues........................    4,948     12,656       5,959         5,792
Cost of goods sold..............................    2,887      7,579       3,527         3,251
Store operating expenses........................    1,621      5,281       2,526         2,517
Wholesale operating expenses....................      328        599         272           126
Depreciation and amortization...................      213        817         283           630
General and administrative expenses.............      965      1,959         988           790
Store closure expenses..........................       --        253          --            --
                                                  -------    -------    --------    ----------
          Loss from operations..................   (1,066)    (3,832)     (1,637)        1,522
Interest expense (interest expense to related
  parties of $20, $23, $5, and $42).............      129        472         134           668
                                                  -------    -------    --------    ----------
          Loss before provision for income
            taxes...............................   (1,195)    (4,304)     (1,771)       (2,190)
Provision for income taxes......................       --         --          --            --
                                                  -------    -------    --------    ----------
          Net loss..............................   (1,195)    (4,304)     (1,771)       (2,190)
Cumulative dividends on preferred stock series D
  and A.........................................       32        100          50            50
                                                  -------    -------    --------    ----------
          Net loss attributed to common
            shareholders........................  $(1,227)   $(4,404)   $ (1,821)   $   (2,240)
                                                  =======    =======    ========    ==========
Net loss per common share -- basic and
  diluted.......................................  $ (1.41)   $ (5.07)   $  (2.10)   $    (1.73)
Shares used in computing net loss per common
  share -- basic and diluted....................  868,588    868,961     868,961     1,298,271


                See accompanying notes to financial statements.

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                  STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                             CUMULATIVE        CUMULATIVE
                                              PREFERRED         PREFERRED      PREFERRED STOCK    PREFERRED STOCK
                                           STOCK SERIES D    STOCK SERIES A        SERIES B           SERIES C
                                           ---------------   ---------------   ----------------   ----------------
                                           SHARES   AMOUNT   SHARES   AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT
                                           ------   ------   ------   ------   -------   ------   -------   ------
Balance, December 31, 1996...............      --   $   --   52,667    $281    442,032   $1,020        --   $  --
Issuance of common stock.................      --       --       --      --         --      --         --      --
Issuance of preferred stock..............      --       --       --      --     68,543     123         --      --
Consulting expense on stock option
  grants.................................      --       --       --      --         --      --         --      --
Warrants issued in connection with
  acquisition and loan guarantees........      --       --       --      --         --      --         --      --
Cumulative dividends on preferred stock
  series A...............................      --       --       --      --         --      --         --      --
Net loss.................................      --       --       --      --         --      --         --      --
                                           ------   ------   ------    ----    -------   ------   -------   ------
Balance, December 31, 1997...............      --       --   52,667     281    510,575   1,143         --      --
Issuance of preferred stock, net of
  offering costs of $79..................      --       --       --      --         --      --     95,583   3,027
Issuance of preferred stock in connection
  with acquisition.......................  16,667    1,000       --      --         --      --     33,538   1,090
Compensation and consulting expense on
  stock option grants....................      --       --       --      --         --      --         --      --
Warrants issued in connection with
  acquisition and debt financing.........      --       --       --      --         --      --         --      --
Cumulative dividends on preferred stock
  series D and A.........................      --       --       --      --         --      --         --      --
Net loss.................................      --       --       --      --         --      --         --      --
                                           ------   ------   ------    ----    -------   ------   -------   ------
Balance, December 31, 1998...............  16,667    1,000   52,667     281    510,575   1,143    129,121   4,117
Issuance of common stock (unaudited).....      --       --       --      --         --      --         --      --
Warrants issued in connection with debt
  financing (unaudited)..................      --       --       --      --         --      --         --      --
Cumulative dividends on preferred stock
  series D and A (unaudited).............      --       --       --      --         --      --         --      --
Net loss (unaudited).....................      --       --       --      --         --      --         --      --
                                           ------   ------   ------    ----    -------   ------   -------   ------
Balance, June 30, 1999 (unaudited).......  16,667   $1,000   52,667    $281    510,575   $1,143   129,121   $4,117
                                           ======   ======   ======    ====    =======   ======   =======   ======


                                              COMMON STOCK
                                           ------------------              ACCUMULATED
                                            SHARES     AMOUNT   WARRANTS     DEFICIT      TOTAL
                                           ---------   ------   --------   -----------   -------
Balance, December 31, 1996...............    867,961    $471      $ --       $  (872)    $   900
Issuance of common stock.................      1,000       2        --            --           2
Issuance of preferred stock..............         --      --        --            --         123
Consulting expense on stock option
  grants.................................         --       3        --            --           3
Warrants issued in connection with
  acquisition and loan guarantees........         --      --        41            --          41
Cumulative dividends on preferred stock
  series A...............................         --      --        --           (32)        (32)
Net loss.................................         --      --        --        (1,195)     (1,195)
                                           ---------    ----      ----       -------     -------
Balance, December 31, 1997...............    868,961     476        41        (2,099)       (158)
Issuance of preferred stock, net of
  offering costs of $79..................         --      --        --            --       3,027
Issuance of preferred stock in connection
  with acquisition.......................         --      --        --            --       2,090
Compensation and consulting expense on
  stock option grants....................         --     150        --            --         150
Warrants issued in connection with
  acquisition and debt financing.........         --      --       115            --         115
Cumulative dividends on preferred stock
  series D and A.........................         --      --        --          (100)       (100)
Net loss.................................         --      --        --        (4,304)     (4,304)
                                           ---------    ----      ----       -------     -------
Balance, December 31, 1998...............    868,961     626       156        (6,503)        820
Issuance of common stock (unaudited).....    653,200     304        --            --         304
Warrants issued in connection with debt
  financing (unaudited)..................         --      --        89            --          89
Cumulative dividends on preferred stock
  series D and A (unaudited).............         --      --        --           (50)        (50)
Net loss (unaudited).....................         --      --        --        (2,190)     (2,190)
                                           ---------    ----      ----       -------     -------
Balance, June 30, 1999 (unaudited).......  1,522,161    $930      $245       $(8,743)    $(1,027)
                                           =========    ====      ====       =======     =======


                See accompanying notes to financial statements.

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                            STATEMENTS OF CASH FLOWS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                 YEARS ENDED         SIX MONTHS ENDED
                                                                 DECEMBER 31,            JUNE 30,
                                                              ------------------    ------------------
                                                               1997       1998       1998       1999
                                                              -------    -------    -------    -------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(1,195)   $(4,304)   $(1,771)   $(2,190)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization.........................      265      1,295        274        754
      Compensation and consulting expense on stock option
       grants...............................................        5        113         --         75
      Warrants issued in connection with debt financing.....       21         86         --          4
      Change in assets and liabilities, excluding
       acquisition:
        Accounts receivable.................................      (33)      (199)      (162)        59
        Inventories.........................................      (45)      (100)       (14)        81
        Prepaid and other assets............................      (70)       (59)       (45)      (169)
        Accounts payable....................................      743      1,335      1,043       (586)
        Accrued liabilities.................................       70        421        179        (46)
                                                              -------    -------    -------    -------
          Net cash used in operating activities.............     (239)    (1,412)      (496)    (2,018)
                                                              -------    -------    -------    -------
Cash flows related to investing activities:
  Purchases of property and equipment.......................   (1,377)    (2,139)    (1,755)       (89)
  Increase in other assets..................................       --       (123)      (114)      (157)
                                                              -------    -------    -------    -------
        Net cash used in investing activities...............   (1,377)    (2,262)    (1,869)      (246)
                                                              -------    -------    -------    -------
Cash flows related to financing activities:
  Principal payments on long-term debt to related parties...      (39)       (25)       (16)       (15)
  Proceeds from long-term debt to related parties...........       --        227        142         --
  Principal payments on capital lease obligations...........     (107)      (285)       (53)      (278)
  Principal payments on notes payable and long-term debt....      (62)      (218)       (85)      (161)
  Proceeds from notes payable and long-term debt............      856        986        226      1,989
  Borrowing on line of credit, net..........................      250         --         --        500
  Restricted cash...........................................       --       (108)        --         --
  Issuance of common stock, net of offering costs...........       --         --      2,196        229
  Issuance of preferred stock, net of offering costs........      123      3,027         --         --
                                                              -------    -------    -------    -------
          Net cash provided by financing activities.........    1,021      3,604      2,410      2,264
                                                              -------    -------    -------    -------
          Net decrease in cash..............................     (595)       (70)        45         --
Cash, beginning of year.....................................      686         91         91         21
                                                              -------    -------    -------    -------
Cash, end of year...........................................  $    91    $    21    $   136    $    21
                                                              =======    =======    =======    =======
Supplemental cash flow information:
  Cash paid for:
    Interest................................................  $   115    $   362    $   114    $   245
    Income taxes............................................       --         --         --         --
  Non-cash activities:
    Property and equipment acquired under capital lease
     obligations............................................      261      1,569        845         --
    Property and equipment acquired by assumption of note
     payable................................................       --        497        268         --
    Warrants issued in connection with loan guarantees......       --         29         --         85
    Other assets acquired by issuance of common stock.......       --         23         --         --
    Cumulative dividends payable on preferred stock series D
     and A..................................................       32        100         50         50
    Assets acquired and liabilities assumed in connection
     with acquisitions:
      Property and equipment................................       --      1,922      1,922         --
      Inventories...........................................       --        105        105         --
      Goodwill..............................................       23        159        159         --
      Accrued liabilities...................................       --         82         82         --
      Equity issued for purchase of goodwill relating to
       business acquired....................................        3         --         --         --
      Issuance of preferred stock series C..................       --      1,090      1,090         --
      Issuance of cumulative preferred stock series D.......       --      1,000      1,000         --
      Granted options.......................................       20         --         --         --
      Warrants issued.......................................       --         14         14         --


                See accompanying notes to financial statements.

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) DESCRIPTION OF BUSINESS

     Oregon Baking Company dba Marsee Baking (Marsee Baking or the Company), an Oregon corporation, owns and operates 18 bakery-cafe's in the Pacific Northwest. Marsee Baking also distributes its products through its wholesale operations, providing specialty retailers and other institutions with a complete line of the Company's products.

     (b) UNAUDITED QUARTERLY INFORMATION


     The financial information included herein for the six-month periods ended June 30, 1998 and 1999 is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim financial statements should be read in conjunction with the notes included in the financial statements. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year.


     (c) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (d) SEGMENT REPORTING

     The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 requires public companies to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the Company's products and services, its activities in different geographic areas and its reliance on major customers. The basis for determining the Company's operating segments is the manner in which management operates the business. The Company operates one segment as defined by SFAS No. 131.

     (e) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt instruments. At December 31, 1997 and 1998, the fair value of the Company's receivables and debt and capital lease obligations approximated carry value.

     (f) ADVERTISING

     Advertising costs are expensed as incurred. For the years ended December 31, 1997 and 1998, advertising costs were approximately $43 and $241, respectively.

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     (g) ACCOUNTS RECEIVABLE

     The accounts receivable balance is made up of trade receivables net of allowance for doubtful accounts. As of December 31, 1997 and 1998, the allowance for doubtful accounts was $60 and $10, respectively.

     (h) INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market, and consists primarily of raw ingredients, deli products and finished bakery products.

     (i) PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost less accumulated depreciation and amortization. Depreciation of property and equipment, which includes amortization of assets under capital leases, is provided on the straight-line method over estimated useful lives or the life of the lease, whichever is shorter, generally ranging from 3 to 12 years.

     Leasehold improvements are amortized over the shorter of their estimated useful lives or the related life of the lease, generally 10 years. The portion of depreciation expense related to production and distribution facilities is included in cost of goods sold.

     When facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the carrying value of the asset to projected future cash flows. Upon indication that the carrying value of such assets may not be recoverable the Company recognizes an impairment loss by a charge against current operations. For the years ended December 31, 1997 and 1998, there were no impairment losses.

     Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized.

     (j) OTHER ASSETS

     Other assets consists primarily of goodwill, security deposits and last months rent required under certain operating lease agreements.

     Goodwill as of December 31, 1997 and 1998 was $33 and $192, respectively. Amortization of goodwill is computed on the straight-line basis over a period of 18 months to 10 years. Accumulated amortization as of December 31, 1997 and 1998 was $2 and $47, respectively.

     Management's policy is to review the ongoing value of the goodwill on a periodic basis by comparing undiscounted future projected earnings to the carrying value of goodwill. Any difference would be recorded as an impairment adjustment. Management is of the opinion that there has been no decline in the value assigned to goodwill.

     (k) STORE OPENING COSTS

     Costs incurred in connection with start-up and promotion of new store openings are expensed as incurred.

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     (l) DEFERRED RENT

     Certain of the Company's lease agreements provide for scheduled rent increases during the lease term, or for rental payments commencing at a date other than the date of initial occupancy. Rent expenses are recognized on a straight-line basis over the terms of the leases. Deferred rent has been included in accrued liabilities in the accompanying financial statements.

     (m) INCOME TAXES

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

     (n) STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation using Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB Opinion 25) intrinsic-value-based method adding pro-forma disclosures of net loss computed as if the fair-value-based method had been applied in the financial statements. The Company applies SFAS 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro-forma disclosures of net loss. Stock-based compensation for non-employees is accounted for using the fair-value-based method.

     (o) NET LOSS PER COMMON SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings (loss) per share with basic and diluted earnings (loss) per share. Unlike primary and fully diluted earnings (loss) per share, outstanding nonvested shares are not included in the computations of basic and diluted earnings (loss) per share until the time-based vesting restriction has lapsed. Basic earnings (loss) per share also excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings (loss) per share is very similar to the previously reported fully diluted earnings (loss) per share. The Company's common stock equivalents were antidilutive and therefore were not included in the computation of weighted average shares used in computing diluted loss per common share.

     (p) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability at its fair value. The standard also requires that changes in the derivatives' fair value be recognized currently in the results of operations unless specific

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not expect SFAS 133 to have a material impact on its financial statements.

(2) LIQUIDITY

     To meet the cash flow needs of the Company in 1999, the Company will need to issue additional equity securities, borrow additional funds, or obtain other financing. The Company has no commitments for additional financing, other than financing obtained subsequent to year end as described in note 14, and there can be no assurance that further financing will be available on satisfactory terms, if at all. The accompanying financial statements have been prepared on the basis that the Company will be able to meet its cash needs and continue as a going concern.

(3) ACQUISITIONS

     During May 1997, the Company acquired the recipes, trademark, customer list, and copyrights on advertising and promotional items of a bakery located in Portland, Oregon. The purchase price of $33 was paid in cash, issuance of common stock and common stock warrants. The acquisition was accounted for using the purchase method of accounting. The excess of the total acquisition costs over the fair value of the net assets acquired is being amortized over eighteen months using the straight-line method. The results of operations of the acquired company have been included in the financial statements of the Company since the date of acquisition.

     During the first quarter of 1998, the Company acquired certain assets consisting of property and equipment for 10 stores (the Acquired Stores) and a commissary located in Washington (the Commissary). The Company also assumed certain operating lease obligations. The acquisition was accounted for using the purchase method of accounting. The results of the operations of the Acquired Stores and the Commissary have been included in the Company's results of operations since the acquisition date.

The following is the purchase price allocation:

Preferred stock, series C...................................  $1,090
Preferred stock, series D...................................   1,000
Granted options.............................................      14
Direct acquisition costs....................................      82
                                                              ------
          Total purchase price..............................   2,186
Assets acquired:
  Inventories...............................................     105
  Property and equipment....................................   1,922
                                                              ------
Cost in excess of net assets acquired.......................  $  159
                                                              ======

     The excess of the total acquisition cost over the fair value of the net assets acquired is being amortized over 10 years, the average life of the operating lease obligations acquired, using the straight-line method.

     The Company financed the purchase by issuing 33,538 shares of preferred series C stock and 16,667 shares of cumulative preferred series D stock. The Company also granted 15,000 stock options for professional services rendered relating to the acquisition.

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following pro-forma information is presented to show the results of operations had the acquisition occurred January 1, 1997:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                                              (UNAUDITED)
Total revenues..............................................    $10,051
Loss from operations........................................     (1,704)
Net loss....................................................     (1,942)
Cumulative dividends on preferred series D and A............       (102)
Net loss attributed to common shareholders..................     (2,044)
Net loss per common share -- basic and diluted..............      (2.35)

     The above results of operations are not intended to be indicative of the results of operations which actually would have been realized had the acquisition occurred as of January 1, 1997, nor of the future results of operations of the combined Company.

(4) PROPERTY AND EQUIPMENT

     Property and equipment at December 31, consists of the following:

                                                             1997      1998
                                                            ------    -------
Leasehold improvements....................................  $1,328    $ 4,237
Furniture and equipment...................................   1,159      3,288
Equipment under capital leases............................     499      1,952
Construction in progress..................................     364         --
                                                            ------    -------
                                                             3,350      9,477
Less accumulated depreciation and amortization............    (716)    (1,966)
                                                            ------    -------
                                                            $2,634    $ 7,511
                                                            ======    =======

(5) LINE OF CREDIT

     The Company has $250 outstanding at December 31, 1997 and 1998 under an operating line of credit secured by the assets of the Company. The credit line bears interest at prime plus 1% (9.50% and 8.75% at December 31, 1997 and 1998, respectively) and the Company may borrow a maximum of $250. All unpaid principal and interest is due and payable February 23, 1999. The line of credit is collateralized by the Company's assets. The line also contains covenants which the Company was in compliance with at December 31, 1998. (See note 14).

(6) NOTES PAYABLE

     At December 31, 1998, the Company was in the process of obtaining bridge financing through a private offering. The terms of the offering are that for each $5.00 of financing provided, the investor is entitled to receive one share of common stock together with a promissory note in the face amount of $5.00 bearing interest at 8% and payment is due the earlier of nine months from investment or at the time the Company's stock becomes publicly traded. At December 31, 1998, there were outstanding promissory notes with a face value of $525,000 related to the bridge financing. At December 31, 1998, the Company

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

had an obligation to issue 105,000 shares of common stock purchased in connection with the bridge financing. (See note 14).

(7) LONG-TERM DEBT AND DEBT TO RELATED PARTIES

                                                               1997      1998
                                                              ------    ------
Note payable to supplier due in monthly installments of $2,
  including interest at 12%, maturing 2000, unsecured.......  $   53    $   36
Construction loans related to leasehold improvements due in
  monthly installments of between $4 and $2 including
  interest at 11% - 12% maturing by 2000, unsecured.........     126       115
Note payable to bank due in monthly installments of $1
  including interest at 10.50% maturing in 2001,
  unsecured.................................................      --        24
Note payable to finance company due in monthly installments
  of $11, including interest at prime plus 2.75% (10.5% at
  December 31, 1998), maturing 2003, secured by lien and
  security interest in property.............................      --       462
Construction loan related to leasehold improvements due in
  monthly installments of $2 including interest at 6%,
  maturing in 2003, unsecured...............................      --       106
Construction loans related to leasehold improvements due in
  monthly installments of between $1 and $3 including
  interest at 10% - 12.6% maturing by 2004, unsecured.......      95       348
Note payable to finance company due in monthly installments
  of $16, including interest at prime plus 2.75% (10.5% at
  December 31, 1998), maturing 2004, guaranteed by certain
  shareholders..............................................     900       822
Notes payable to related party shareholders due in quarterly installments of interest only at 10%, due on demand,
  unsecured.................................................      26        26
Notes payable to related party shareholders with no stated
  installments, interest varying, unsecured, due on
  demand....................................................      39        39
Notes payable to related party shareholders due in monthly
  installments of principal and interest at between 17.5%
  and 20.4%, unsecured, maturing June 1999..................     152       128
Notes payable to related party shareholders with no stated
  installments, interest varying, unsecured, maturing May
  1999......................................................      --        37
Notes payable to related party shareholders due in quarterly installments of interest only at 12%, due by August 2000,
  unsecured.................................................      --       190
                                                              ------    ------
                                                               1,391     2,333
Less current portion........................................    (257)     (599)
                                                              ------    ------
                                                              $1,134    $1,734
                                                              ======    ======

     The principal payments on long-term debt are as follows at December 31, 1998:

1999........................................................  $  599
2000........................................................     549
2001........................................................     336
2002........................................................     365
2003........................................................     306
Thereafter..................................................     178
                                                              ------
                                                              $2,333
                                                              ======

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(8) LETTER OF CREDIT

     At December 31, 1998, the Company had a letter of credit for $325 outstanding. The letter of credit is collateral for the Company's obligations to a finance company. The letter of credit is collateralized by two shareholders and by $108 of restricted cash by the Company.

(9) CAPITAL LEASE OBLIGATIONS

     The Company has entered into certain capital lease obligations related to the purchase of equipment. The leases bear interest at rates ranging from 10% to 15% and require monthly payments of principal and interest. The leases are secured by the equipment and mature during 2001 through 2002.

     Future minimum payments on capital lease obligations are as follows at December 31, 1998:

1999........................................................  $  740
2000........................................................     707
2001........................................................     386
2002........................................................      48
                                                              ------
                                                               1,881
Less-portion representing interest..........................    (288)
                                                              ------
  Present value of net minimum lease payments...............   1,593
Less-current portions.......................................    (574)
                                                              ------
  Long-term obligations under capital leases................  $1,019
                                                              ======

(10) INCOME TAXES

     Due to the Company's losses before provision for income taxes in each period, there has been no provision for federal and state income taxes for the years ended December 31, 1997 and 1998.

     The reconciliation of the statutory federal income tax rates to the Company's effective income tax rate for the years ended December 31, are as follows:

                                                              1997     1998
                                                              -----    -----
Federal statutory rate......................................   34.0%    34.0%
State income taxes, net of federal benefit..................    4.4      4.4
Change in valuation allowance...............................  (38.2)   (38.3)
Other, net..................................................   (0.2)    (0.1)
                                                              -----    -----
                                                                 --%      --%
                                                              =====    =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

purposes. The tax effects of significant items comprising the Company's deferred tax assets as of December 31, are as follows:

                                                            1997      1998
                                                            -----    -------
Deferred tax assets:
  Net operating loss carryforwards........................  $ 482    $ 1,824
  Stock option compensation...............................     12         89
  Deferred rent...........................................     10         20
  Depreciation and amortization...........................     48        281
  Bad debt expense........................................     23          4
                                                            -----    -------
                                                              575      2,218
Valuation allowance.......................................   (575)    (2,218)
                                                            -----    -------
          Net deferred tax assets.........................  $  --    $    --
                                                            =====    =======

     The valuation allowance for deferred tax assets as of December 31, 1996 was $118. The net change in the total valuation allowance for years ended December 31, 1997 and 1998, was an increase of $457 and $1,643, respectively.

     At December 31, 1998, the Company has net operating loss carryforwards of approximately $4,755 to offset future federal taxable income and income taxes, if any, through 2013. As defined in Internal Revenue Code Section 382, the utilization of a portion of the net operating loss and credit carryforwards may be limited due to a change in ownership caused by additional investors. A formal analysis has not been completed, but it appears a change of ownership has occurred.

(11) COMMITMENTS AND CONTINGENCIES

     (a) OPERATING LEASES

     The Company leases certain retail store, office and commissary facilities under operating leases expiring through the year 2007. Most lease agreements contain renewal options and rent escalation clauses. Certain leases provide for contingent rentals based upon gross sales.

     Rental expense under these lease agreements for the years ended December 31, was as follows:

                                                              1997     1998
                                                              ----    ------
Minimum rentals.............................................  $270    $  977
Contingent rentals..........................................    18       172
                                                              ----    ------
                                                              $288    $1,149
                                                              ====    ======

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Minimum future rental payments under non-cancelable operating lease obligations as of December 31, 1998 are as follows:

1999........................................................    $1,009
2000........................................................       901
2001........................................................       815
2002........................................................       691
2003........................................................       633
Thereafter..................................................     1,333
                                                                ------
                                                                $5,382
                                                                ======

     (b) OPTION ISSUANCE

     The Board has approved 100,000 options to be issued to the Company's President and Chief Executive Officer at the current fair market value at the time the options are earned. The options are earned once the Company shows three consecutive months of EBITDA (earnings before interest, income taxes, depreciation and amortization) of 10% or more (percentage of gross revenues). All shares are fully vested when the options are earned.

     (c) SUPPLY AGREEMENT

     The Company has an agreement with a supplier to purchase at least 80% of certain products, as defined, from this supplier. The agreement may be terminated by either party with 60 days prior written notice to the other party. Management believes that other suppliers could provide similar products. A change in suppliers, however, could affect the terms currently received by the Company. Such a change could have a negative impact on results from operations.

     (d) LEGAL PROCEEDINGS

     In the normal course of business, the Company has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these actions would not have a material adverse effect on the Company's results of operations or financial condition as of and for the year ended December 31, 1998.

     (e) GEOGRAPHIC CONCENTRATION

     All of the Company's bakery-cafe's are located in the greater Portland and Seattle metropolitan areas. The concentration of limited geographic markets exposes the Company to certain risks in the event of a change in the economies in these markets which could have a material adverse affect on the financial results of the Company.

(12) SHAREHOLDERS' (DEFICIT) EQUITY

     During 1997, to raise funds, the Company sold 68,543 shares of Series B preferred stock. In addition, 1,000 shares of common stock were issued in connection with the purchase of assets (see note 3).

     During 1998, in connection with an asset purchase (see note 3), the Company issued 33,538 shares of Series C preferred stock and 16,667 shares of Series D preferred stock. To raise funds, the Company also

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

sold 95,583 shares of Series C preferred stock at $32.50 per share during the year. The Company's proceeds included in the financial statements are net of offering costs.

     (a) COMMON STOCK

     The authorized number of shares of common stock, no par value, totals 15,000,000. Each share of common stock has voting rights of one vote per share. Such voting rights are limited in certain circumstances.

     (b) PREFERRED STOCK

     The Company has authorized 4,000,000 shares of no par value preferred stock. The Company has authorized and issued shares of Series A, B, C and D preferred stock. The terms of each series of preferred stock are summarized below:

     Dividends

     The Series D preferred stock is entitled to an annual cumulative cash dividend, out of legally available funds, at the per annum rate of $4.20 per share. Series D preferred stock dividends shall accrue but not be paid during 1998 and 1999. On a quarterly basis, Series D preferred stock dividends from 1998 and 1999 shall be paid during 2000 out of legally available funds. At the option of the holder of Series D preferred stock or the Company, the Series D preferred stock's accruing dividends may be paid in the form of shares of Series D preferred stock valued at $60 per share (regardless of the fair market value of such shares at the time the dividend is declared by the Company's Board of Directors); provided, however, no more than an aggregate of 5,840 shares of the Company's Series D preferred stock may be issued in lieu of cash to satisfy the accruing Series D dividends.

     The Series A preferred stock is entitled to an annual cumulative cash dividend, out of legally available funds, at the per annum rate of $0.60 per share. Dividends accrue from the date of purchase and are payable only when (1) declared by the Company's Board of Directors; (2) upon liquidation or dissolution of the Company; and (3) upon conversion to common stock.

     The Series B and C preferred shareholders are not entitled to cumulative dividends. Series B and C shareholders are entitled to receive dividends when and if declared by the Board of Directors. As of December 31, 1998, no dividends have been declared or paid.

     Liquidation Preferences

     In the event of any liquidation, dissolution or winding up of the Company, holders of Series D preferred stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Corporation's capital stock of all classes (whether such assets are capital, surplus or earnings) before any sums shall be paid or any assets distributed among the holders of Series A, B, or C preferred stock. After payment of the Series D preferred shareholders of the other preferred series shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock before any sum shall be paid or any assets distributed among the holders of common stock.

     Voting

     The Series A, B, and C preferred stock will vote with the common stock of the Company as a single class and will be entitled to the number of votes equal to the number of shares of common stock

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     issuable upon conversion of the Series A, B, and C preferred stock. The Series D preferred stock has no voting rights.

     Conversion

     Any shares of the Series C and D preferred stock may, at the option of the holder, be converted any time or from time to time into fully paid common stock at a conversion rate of 10:1. The holders of Series C and D preferred stock also have anti-dilution protection. The anti-dilution protection provides for a favorable adjustment to the conversion ratio of Series D preferred stock in the event the Company issues any shares of preferred stock, common stock, options or warrants at a price below $4.00.

     The Series A preferred stock is convertible into common stock at the option of the holder, at a conversion rate of 1:1. The holders of the Series A may convert their shares into common stock any time after December 31, 2000.

     The Series B preferred stock is convertible into common stock at the option of the holder, at a conversion rate of 1:1. The holder of the Series B preferred stock shall have anti-dilution protection. The anti-dilution provision provides for a favorable adjustment to the conversion rate in the event the Company issues any shares of preferred stock, common stock, option or warrants, at a price below $2.50 per share.

     All series of preferred stock automatically convert to common stock at the current conversion ratios upon the successful completion of an underwritten initial public offering.

     As of December 31, 1998, the Company has reserved a total of 2,020,122 shares of its common stock pursuant to the conversion privileges of outstanding preferred stock.

     (c) STOCK WARRANTS

     In May 1997, in connection with the acquisition of assets (see note 3), the Company issued 10,000 common stock purchase warrants. Each warrant represents the right to purchase one share of the Company's common stock at an exercise price of $2.50, until May 16, 2003.

     In October 1997, in connection with securing debt financing, the Company issued 10,000 warrants to related party shareholders for personally guaranteeing loans of the Company. Each warrant represents the right to purchase one share of the Company's common stock at an exercise price of $1.00, until November 1, 2004.

     In August 1998, in connection with securing debt financing, the Company issued a total of 92,465 warrants to related party shareholders for personally guaranteeing loans of the Company in prior years. Each warrant represents the right to purchase one share of the Company's common stock at an exercise price of $1.00, until November 1, 2004.

     In August 1998, in connection with securing debt financing, the Company issued 4,750 warrants. Each warrant represents the right to purchase one share of the Company's common stock at an exercise price of $1.00, until November 1, 2004.

     In March 1998, in connection with securing debt financing the Company issued 1,500 warrants. Each warrant represents the right to purchase one share of the Company's Preferred Series C stock at an exercise price of $32.50, until November 1, 2004.

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     All warrants were valued using the Black-Scholes model. As of December 31, 1998, no warrants had been exercised.

     (d) STOCK OPTIONS

     At December 31, 1998, the Company had three Stock Option Plans: the 1993 Stock Option Plan adopted in September 1993, the 1997 Stock Option Plan adopted in February 1997, and the 1998 Stock Option Plan adopted in December 1998 (collectively, the Plans). Under the Plans, key employees and consultants may be granted either incentive stock options or nonqualified stock options. Incentive stock options must comply with the requirements of the Internal Revenue Code (the Code), may be granted only to employees. Nonqualified stock options may be granted to employees and consultants at not less than 85% of the fair market value of the stock at the date of grant. Canceled options are available for future grant. The Company has reserved 1,796,908 shares of its common stock for issuance under the Plans.

     As of December 31, 1998, 1,690,440 options had been granted pursuant to the Plans. The per share weighted-average fair value of stock options granted during the years ended 1997 and 1998 were $0.92 and $0.86, respectively, on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

                                                            1997        1998
                                                          --------    --------
Dividend yield..........................................        --          --
Expected volatility.....................................       100%        100%
Risk-free interest rate.................................       6.5%       5.75%
Expected life...........................................  10 years    10 years

     The total value of options granted during the years ended December 31, 1997 and 1998 were approximately $211 and $867, respectively, which will be amortized on a straight-line basis over the vesting period of the options (typically four years).

     The Company applies Accounting Principle Bulletin Opinion No. 25 in accounting for stock options issued to employees and directors under the Plans, accordingly, no compensation cost has been recognized for these stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards (SFAS) No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                            1997       1998
                                                           -------    -------
As reported:
  Net loss...............................................  $(1,195)   $(4,404)
  Net loss per common share..............................    (1.41)     (5.07)
Pro forma:
  Net loss...............................................   (1,254)    (4,545)
  Net loss per common share..............................    (1.48)     (5.23)

                             OREGON BAKING COMPANY
                               dba MARSEE BAKING

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1997 AND 1998
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table summarizes the activity for the aforementioned stock option plans:

                                                                     WEIGHTED
                                                      NUMBER OF    AVERAGE PRICE
                                                       SHARES        PER SHARE
                                                      ---------    -------------
Outstanding at December 31, 1996....................     96,908        $0.87
Granted.............................................    404,990         1.65
Canceled............................................   (174,995)        2.50
Exercised...........................................         --           --
                                                      ---------        -----
Outstanding at December 31, 1997....................    326,903         0.96
Granted.............................................  1,153,542         1.00
Canceled............................................   (328,500)        1.00
Exercised...........................................         --           --
                                                      ---------        -----
Outstanding at December 31, 1998....................  1,151,945        $0.99
                                                      =========        =====

     At December 31, 1998, the weighted-average exercise price and weighted-average remaining contractual life of outstanding options were $0.99 and 9 years, respectively.

     At December 31, 1998, 424,278 outstanding options were currently exercisable, and the weighted-average exercise price of these options was $0.97.

     At December 31, 1998, the range of exercise prices on outstanding stock options was $0.50 to $1.00.

(13) RETIREMENT PLAN

     Effective January 1, 1998, the Company adopted a tax deferred savings plan (the 401(k) Plan). All employees age 21 years or over are eligible to participate in the 401(k) Plan. Enrollment periods are semi-annually, on January 1 and July 1 of each year. Participants who choose to participate may contribute up to 15% of their pretax compensation to the 401(k) Plan subject to the statutorily prescribed annual limits. All employee contributions to the 401(k) Plan are fully vested at all times. Company contributions are made annually. The Company matches 25% of the first 4% employees contribute through their salary deferral. Company contributions vest at 20% per year starting the first year.

(14) SUBSEQUENT EVENTS

     In February 1999, the Company amended the Company's Articles of Incorporation and increased the number of authorized shares of common stock to 15,000,000 and preferred stock to 4,000,000. The effect of the revised number of authorized shares has been retroactively applied to the accompanying financial statements.

     In February 1999, the Company granted warrants to purchase 250,000 shares of common stock at an exercise price of $1.00 per share in connection with the Company obtaining additional financing. The warrants will be valued using the Black-Scholes model.

     Since December 31, 1998, the Company has received $1,055 in additional bridge financing (see note 6), and has issued 316,000 shares of common stock pursuant to the bridge financing.

     The Company's $250 line of credit and the $325 letter of credit were renewed in March 1999. The line of credit was extended to February 2000. The letter of credit was extended to March 2000. Rates on the line of credit are substantially the same as they were prior to the renewal.

------------------------------------------------------
------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE SECURITIES BEING OFFERED. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           -------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    5
Risk Factors..........................    7
Use of Proceeds.......................   11
Dividend Policy.......................   11
Capitalization........................   12
Dilution..............................   13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   14
Business..............................   22
Management............................   31
Certain Transactions..................   37
Principal Shareholders................   38
Description of Securities.............   38
Shares Eligible for Future Sale.......   44
Underwriting..........................   46
Legal Matters.........................   48
Experts...............................   48
Where You Can Find More Information...   49
Index to Financial Statements.........  F-1


                           -------------------------

UNTIL             , 1999 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN MARSEE BAKING SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                             OREGON BAKING COMPANY


                               DOING BUSINESS AS


                               MARSEE BAKING LOGO
                              1,750,000 SHARES OF
                                  COMMON STOCK
                         1,750,000 REDEEMABLE WARRANTS
                            TO PURCHASE COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                          BARRON CHASE SECURITIES LOGO
                              7700 W. CAMINO REAL
                           BOCA RATON, FLORIDA 33433
                                 (561)347-1200

                           BEVERLY HILLS, CALIFORNIA
                             BOSTON, MASSACHUSETTS
                               BROOKLYN, NEW YORK
                               BUFFALO, NEW YORK
                               CHICAGO, ILLINOIS
                              CLEARWATER, FLORIDA
                               EDISON, NEW JERSEY
                            EUREKA SPRINGS, ARKANSAS
                            FORT LAUDERDALE, FLORIDA
                          HASBROUK HEIGHTS, NEW JERSEY
                              LA JOLLA, CALIFORNIA
                               NEW YORK, NEW YORK
                                ORLANDO, FLORIDA
                               SARASOTA, FLORIDA
                                 TAMPA, FLORIDA
                            WEST BOCA RATON, FLORIDA
                                           , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Oregon Business Corporation Act (the "Act") authorizes the indemnification of an officer or director made party to a proceeding because the officer or director is or was an officer or director against liability (including amounts paid in settlement) incurred in the proceeding and against expenses with respect to the proceeding (including attorney fees) if: (a) the conduct of the officer or director was in good faith, (b) the officer or director reasonably believed that his conduct was in the best interests of the corporation or at least not opposed to its best interests, and (c) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful; provided, however, neither a director nor an officer may be indemnified in connection with (1) a proceeding by or in the right of the corporation in which the director or officer was adjudged liable or
(2) any other proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by the director or officer. The Registrant's Amended and Restated Articles of Incorporation (the "Articles") allow and the company's Amended and Restated Bylaws (the "Bylaws") require the Registrant to indemnify officers and directors to the fullest extent permissible by law. The Articles and Bylaws become effective upon the closing of the public offering.

     The Act further provides that the articles of incorporation of a corporation may provide that no director shall be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that the provision does not eliminate the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for any unlawful distribution as defined under the Act, or (d) for any transaction from which the director derived an improper personal benefit. The Registrant's Articles and Restated Bylaws provide that, to the fullest extent permissible by law, no director shall be personally liable to the Registrant or its shareholders for monetary damages.

     Reference is also made to Section 6(b) of the Underwriting Agreement filed as Exhibit 1.1 hereto, indemnifying directors and officers of the Registrant against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), in certain circumstances by the underwriter.

     Reference is also made to the form of Indemnification Agreement filed as
Exhibit 10.30 hereto, which the Registrant intends to enter into with its directors and officers, providing indemnification to the fullest extent provided by law.

     The effect of these provisions is to indemnify the directors and officers of the Registrant against all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant, to the fullest extent permitted by law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock and purchase warrants being registered. All amounts are estimates except the SEC registration fee, the NASD review filing fee, the Nasdaq filing and membership fees, and Boston Stock Exchange filing and listing fees.


                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC Registration Fee........................................   $  6,478
NASD Review Filing Fee......................................      2,830
Nasdaq Filing and Listing Fee...............................     15,000
Boston Exchange Filing and Listing Fees.....................     15,000
Printing and Engraving Expenses.............................     62,000
Legal Fees and Expenses.....................................    310,000
Accounting Fees and Expenses................................    105,000
Blue Sky Fees and Expenses..................................     25,000
Transfer Agent and Registrar Fees...........................     20,000
Nonaccountable Expense Allowance............................    309,063
Miscellaneous Expenses......................................     93,629
                                                               --------
          Total.............................................   $964,000
                                                               --------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Registrant since December 31, 1995 involving sales of the Registrant's securities that were not registered under the Securities Act:


          1. During September 1995 through January 1996, the Registrant sold an aggregate of 52,667 shares of Series A Preferred Stock to 19 individuals or entities at a price of $6 per share. The Registrant received $316,002 as total proceeds from the offering. These sales were made in reliance upon the exemption from registration set forth in Rule 505 of Regulation D as transactions by an issuer not involving a public offering. The purchasers represented their intention to acquire the securities not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in the transactions. All purchasers represented in their purchase agreements that they were accredited investors.



          2. During December 1996 through February 1997, the Registrant sold an aggregate of 510,575 shares of Series B Preferred Stock to 24 individuals and entities, at a price per share of $2.50. Jensen Securities Co. acted as the placement agent for the offering. The Registrant received total proceeds of $1,250,000 after deducting $53,305 as commissions and fees paid to the placement agent. Jensen Securities also received 10,575 shares of Series B Preferred Stock as consideration for its services. These sales were made in reliance upon the exemption from registration set forth in Rule 505 of Regulation D as transactions by an issuer not involving a public offering. The purchasers represented their intention to acquire the securities not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in the transactions. All purchasers represented in their purchase agreements to be accredited investors.



          3. During January through April 1998, upon the terms of an asset purchase agreement, the Registrant issued 33,538 shares of Series C Preferred Stock and 16,667 shares of Series D Preferred Stock to the shareholders of Bernie's Bagels, Inc. The issuances were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering. All purchasers represented in their purchase agreements to be accredited investors.

          4. During January through October 1998, the Registrant sold an aggregate of 95,583 shares of Series C Preferred Stock to 19 individuals and entities, at a price per share of $32.50. The Registrant received proceeds of approximately $3,106,433. These sales were made in reliance upon the exemption from registration set forth in Rule 506 of Regulation D as transactions by an issuer not involving a public offering. The purchasers represented their intention to acquire the securities not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in the transactions. All purchasers represented in their purchase agreements to be accredited investors.



          5. During January through April 1999, the Registrant sold 502,800 Units, each Unit consisting of one share of common stock and a promissory note in the principal amount of $5.00 and bearing interest of 8% to 37 purchasers. The principal and accrued interest are due and payable nine months of the date of the promissory note or upon the closing of a public offering of the common stock, whichever is earlier. The Registrant received proceeds of $1,960,920 after deducting $301,680 in commissions and fees to Barron Chase Securities, Inc., the Registrant's placement agent. These sales were made in reliance upon the exemption from registration set forth in Rule 506 of Regulation D as transactions by an issuer not involving a public offering. The purchasers represented their intention to acquire the securities not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in the transactions. All purchasers represented in their purchase agreements to be accredited investors.


          6. On April 29, 1999, the Registrant issued to Mr. Joseph Tanous, a director of the Registrant, 150,000 shares of common stock in consideration for agreeing to personally guarantee up to $750,000 of the Registrant's working capital line of credit. The issuance was made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering.

          7. Since 1994, the Registrant has issued 28 warrants to purchase up to an aggregate of 397,548 shares of common stock at an exercise price ranging from $1.00 to $6.00 per share. These warrants have been granted to individuals and entities who have made valuable contributions to the company in the form of providing loans, personal guarantees, assets and financial consulting services. One warrant to purchase 500 shares of commons stock was exercised in February 1996. Two warrants to purchase a total of 10,000 shares of common stock were canceled and substituted with replacement warrants to purchase the same number of common stock shares. As of May 31, 1999, 12 warrants have expired representing warrants to purchase 4,833 shares of common stock and 14 warrants remain outstanding representing warrants to purchase 382,215 shares of common stock at exercise prices ranging from $1.00 to $3.00 per share.

          The Registrant has also issued a warrant to a equipment lease financing company to purchase up to 1,500 shares of Series C Preferred Stock or 15,453 shares of common stock into which the Series C Preferred stock is currently convertible.


          Each of these issuances were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering, transactions involving an exchange of securities by the issuer with its security holders where no commission or remuneration is paid or given directly or indirectly for soliciting the exchange, or transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each transaction represented their intention to acquire the securities in each transaction not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to the warrant instruments issued in the transactions.


          8. Since September 1993, the Registrant has granted incentive stock options and non-qualified stock options to purchase an aggregate of 1,707,745 shares of common stock under individual stock option agreements and its 1993, 1997 and 1998 Stock Option Plans to eligible officers, directors, employees and consultants of the Registrant. Of those options granted, options to purchase 365,900 shares have expired or have been terminated by their terms, and there are currently outstanding options to purchase 1,341,845 shares, as of the filing date. Since September 1993, the Registrant has not issued any shares of common stock upon the exercise of options. The issuances were made in reliance upon Section 4(2) of the Securities Act and upon Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each transaction represented their intention to acquire the securities in each transaction not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to the option instruments issued in the transactions.


ITEM 27. EXHIBITS

(a) Exhibits


    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
      1.1*        Form of Underwriting Agreement
      1.2*        Form of Selected Dealer Agreement
      3.1*        Proposed Amended and Restated Articles of Incorporation
      3.2*        Articles of Incorporation (filed June 26, 1992)
      3.3*        Amendment to Article II of the Articles of Incorporation
                  (filed December 13, 1996)
      3.4*        Certificate of Designation of Series C Convertible Preferred
                  Stock and Series D Convertible and Redeemable Preferred
                  Stock (filed January 7, 1998)
      3.5*        Amendment to Article II of the Articles of Incorporation
                  (filed March 6, 1998)
      3.6*        Articles of Correction (filed June 3, 1998)
      3.7*        Amendment to Certificate of Designation of Series C
                  Convertible Preferred Stock and Series D Convertible and
                  Redeemable Preferred Stock (filed October 7, 1998)
      3.8*        Amendment to Article II of the Articles of Incorporation
                  (filed March 16, 1999)
      3.9*        Proposed Amended and Restated Bylaws
      3.10*       Bylaws
      4.1*        See Articles II and IV of Exhibit 3.1 and Articles I and V
                  of Exhibit 3.9
      4.2*        Form of Common Stock Certificate
      4.3*        Form of Purchase Warrant Certificate
      4.4*        Form of Purchase Warrant Agreement with Transfer Agent
      5.1*        Opinion of Tonkon Torp LLP as to legality of the securities being registered, including consent
     10.1*        Registrant's 1993 Non-Qualified Stock Option Plan and
                  Amendments Nos. 1 and 2
     10.2*        Form of Stock Option Agreement under the 1993 Non-Qualified
                  Stock Option Plan
     10.3*        Registrant's 1997 Stock Option/Stock Issuance Plan
     10.4*        Form of Notice of Grant under the 1997 Stock Option/Stock
                  Issuance Plan
     10.5*        Registrant's 1998 Non-Qualified Stock Option Plan
     10.6*        Form of Notice of Grant under the 1998 Non-Qualified Stock
                  Option Plan
     10.7*/**     SYSCO Master Distribution Agreement dated April 13, 1998
     10.8*        SYSCO Agreement dated February 19, 1999
     10.9*        Silicon Valley Bank Loan and Security Agreement dated
                  October 28, 1997 and Loan Modification Agreements
     10.10*       Contribution and Indemnity Agreement dated October 28, 1997 with Tanous and Durbetaki
     10.11*       LINC Capital Inc. Master Lease Agreement dated April 17,
                  1998 and Schedules 1, 2 and 3
     10.12*       LINC Capital Inc. Warrant and Warrant Purchase Agreement
                  dated April 17, 1998
     10.13*       Form of the Registrant's currently outstanding Warrant
                  Agreement
     10.14*       Heller First Capital Corp. Promissory Note dated June 20,
                  1996 [sic]
     10.15*       Heller First Capital Corp. Authorization and Loan Agreement
                  dated May 16, 1997

    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
     10.16*       Heller First Capital Corp. Security Agreement dated June 20,
                  1997
     10.17*       Heller Financial Leasing, Inc. Promissory Note dated April
                  28, 1998
     10.18*       Heller Financial Leasing, Inc. Security Agreement dated
                  April 28, 1998
     10.19*       Heller Financial Leasing, Inc. Letter Agreement dated May 5,
                  1998
     10.20*       Heller Financial Leasing, Inc. Promissory Note dated May 19,
                  1998
     10.21*       Heller Financial Leasing, Inc. Promissory Note dated August
                  26, 1998
     10.22*       Heller Financial Leasing, Inc. Cross-Collateral and
                  Cross-Default Agreement dated August 26, 1998
     10.23*       Heller Financial Leasing, Inc. Promissory Note dated
                  November 6, 1998
     10.24*       Employment Agreement with Raymond W. Lindstrom dated January
                  1, 1999
     10.25*       Employment Agreement with Howard Wasserteil dated July 12,
                  1996
     10.26*       Amended Employment and Stock Grant Agreement with Joann
                  Vazquez dated April 8, 1999
     10.27*       Real Estate Lease dated May 1995 for Portland Commissary
     10.28*       Industrial Real Estate Lease dated November 28, 1994 for
                  Seattle Commissary and Assignment and Consent to Assignment
                  of Lease dated December 26, 1997
     10.29*       Investor's Rights Agreement dated January 9, 1998 and
                  Amendment dated September 11, 1998
     10.30*       Form of Officers and Directors Indemnification Agreement
     10.31*       Separation Agreement dated as of March 12, 1999 with Brad K.
                  Barnett
     10.32*       Consulting Agreement dated January 12, 1999 with Viking
                  Group, LLC and Anthony Kamin
     10.33*       Form of Underwriter's Warrant Agreement and form of Warrant
                  Certificate
     10.34*       Form of Financial Advisory Agreement
     10.35*       Form of Merger and Acquisition Agreement
     10.36*       Agreement to Provide Guaranty
     23.1*        Consent of KPMG Peat Marwick LLP dated April 30, 1999
     23.1A*       Consent of KPMG Peat Marwick LLP dated June 17, 1999
     23.1B*       Consent of KPMG Peat Marwick LLP dated July 23, 1999
     23.1C        Consent of KPMG LLP dated September 7, 1999
     23.2*        Consent of Tonkon Torp LLP (included in Exhibit 5.1)
     24.1*        Power of Attorney (see Page II-7 of the Registration
                  Statement filed April 30, 1999)
     27.1*        Financial Data Schedule for years end 1997 and 1998
     27.2*        Financial Data Schedule for first quarters of 1998 and 1999


---------------
 * Previously filed.

** Certain portions of this exhibit are omitted pursuant to a request for confidential treatment.

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in the denominations and registered in the names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned in the City of Portland, State of Oregon, on September 7, 1999.


                                          OREGON BAKING COMPANY

                                          By /s/ RAYMOND W. LINDSTROM
                                            ------------------------------------
                                             Raymond W. Lindstrom
                                             Chairman of the Board, President
                                             and Chief Executive Officer

                                          By /s/ STEPHEN A. AANDERUD
                                            ------------------------------------
                                             Stephen A. Aanderud
                                             Chief Financial Officer and
                                             Assistant Secretary

                                          By /s/ HOWARD J. WASSERTEIL
                                            ------------------------------------
                                             Howard J. Wasserteil
                                             Executive Vice President, Secretary
                                             and Director

                                          By /s/ ROBERT E. SCHNEIDER*
                                            ------------------------------------
                                             Robert E. Schneider, Ph.D.
                                             Director

                                          By /s/ GERALD W. FRANK*
                                            ------------------------------------
                                             Gerald W. Frank
                                             Director

                                          By /s/ JOSEPH F. TANOUS*
                                            ------------------------------------
                                             Joseph F. Tanous
                                             Director

                                          By /s/ RAYMOND ZIMMERMAN*
                                            ------------------------------------
                                             Raymond Zimmerman
                                             Director

                                          *By /s/ RAYMOND W. LINDSTROM
                                            ------------------------------------
                                              Raymond W. Lindstrom
                                              (Attorney-in-fact)

                                 EXHIBIT INDEX


    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
      23.1C       Consent of KPMG LLP dated September 7, 1999